                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) August 11, 1999


                             QUADRAMED CORPORATION
                             ---------------------
              (Exact name of registrant as specified in charter)


     Delaware                      0-21031                      68-0422446
     ---------------------------------------------------------------------
 (State or other              (Commission File                (IRS Employer
 jurisdiction of                   Number)                  Identification No.)
 incorporation)


           1003 WEST CUTTING BOULEVARD, 2ND FLOOR, RICHMOND CA 94804
           ---------------------------------------------------------
              (Address of principal executive offices)     (Zip Code)


      Registrant's telephone number, including area code:  (510) 620-2340


                                      NONE
                                      ----
         (Former name or former address, if changed since last report.)

         This Current Report of Form 8-K is being filed to amend and restate QuadraMed Corporation's (the "Company") Consolidated Balance Sheets as of December 31, 1997 and 1998 and the Company's Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholder' Equity (Deficit) and Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 to reflect the pooling of interests for accounting purposes for the Company's acquisition of the Compucare Company ("Compucare") pursuant to an Acquisition Agreement and Plan of Merger dated February 3, 1999. Furthermore, pursuant to Item 5 hereof, the Company has determined to update its "Management's Discussion and Analysis of Financial Condition and Results of Operations" in connection with the filing of the foregoing restated financial statements.

ITEM 5. OTHER INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

         QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. In addition, QuadraMed provides business office outsourcing, compliance and consulting services. QuadraMed and its subsidiaries have approximately 3,800 healthcare customers. In addition, QuadraMed has received endorsements from approximately 15 state and regional hospital associations.

         The Company has expanded significantly since its inception in 1993, primarily through the acquisition of other businesses, products and services. Accordingly, the Company's consolidated financial statements have been restated to include historical results of entities acquired on a pooling of interests basis. The addition of historical results of acquired entities should be considered when reading the period to period comparisons for fiscal years 1996, 1997 and 1998. Additionally, reference is made to the consolidated financials statements and notes thereto for the effect of such acquisitions.

         Since December 1995, the Company has completed the following significant acquisitions:


                                                           DESCRIPTION OF
                  COMPANY ACQUIRED                        COMPANY ACQUIRED            POOLING/PURCHASE            DATE ACQUIRED
                  ----------------                        ----------------            ----------------            -------------
            Healthcare Design Systems               Health care financial management       Purchase               December 1995
                                                    and decision support software

            Medicus Systems Corporation             Health care financial management       Purchase               November 1997*
                                                    and decision support software

            Rothenberg Health Systems, Inc.         Capitation management software         Pooling                December 1997
            and Healthcare Research Affiliates,     and H.E.D.I.S. reporting
            Inc. (collectively, "Rothenberg")

            Cabot Marsh Corporation                 Health care compliance and             Purchase               February 1998
                                                    consulting company

            Pyramid Health Group, Inc.              Cash flow management services          Pooling                June 1998
            ("Pyramid")                             company

            Integrated Medical Networks, Inc.       Health care financial management       Pooling                September 1998
            ("IMN")

            The Compucare Company                   Enterprise wide software               Pooling                March 1999

-----------------

* QuadraMed acquired 56.7% of the outstanding capital stock of Medicus Systems Corporation on November 9, 1997. The remaining 43.3% shares of capital stock were purchased by the Company in May 1998.


         In March 1999, the Company completed the acquisition of the Compucare Company ("Compucare") by acquiring all the outstanding capital stock of Compucare in exchange for 2,957,000 shares of common stock. The acquisition was accounted for as a pooling of interests. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of Compucare for the 1997 and 1996 fiscal years.

         In September 1998, the Company acquired all the outstanding capital stock of Integrated Medical Networks, Inc.("IMN") in exchange for 1,550,000 shares of common stock. The acquisition was accounted for as a pooling of interests. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of IMN for the 1997 and 1996 fiscal years.

         In June 1998, the Company acquired all the outstanding capital stock of Pyramid Health Group, Inc. ("Pyramid") in exchange for 2,740,000 shares of common stock, of which 274,000 shares of common stock have been placed into escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for as a pooling of interests. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of Pyramid for the 1997 and 1996 fiscal years.

         In March 1998, the Company acquired Velox Systems Corporation ("Velox") for an aggregate purchase price of 40,562 shares of the Company's common stock, the market value of which was approximately $1,500,000 and approximately $3,100,000 in cash. In connection with this acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets and liabilities assumed. The valuation was based on accepted appraisal methodologies used at the time of the allocation. Since that time, the SEC has provided new guidance with respect to the valuation of intangible assets in purchase business combinations, including in-process R&D ("IPR&D"). In response to this new guidance, the Company elected to retroactively adjust the amount of intangibles assigned to IPR&D from the previously reported $4,800,000 to $1,500,000 in the quarter ended March 31, 1998.

         In February 1998, the Company acquired Cabot Marsh Corporation ("Cabot Marsh") for an aggregate purchase price of 382,767 shares of the Company's common stock, the market value of which was approximately $8,400,000 and approximately $2,800,000 in cash. In connection with this acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets and liabilities assumed. The valuation was based on accepted appraisal methodologies used at the time of the allocation. Since that time, the SEC has provided new guidance with respect to the valuation of intangible assets in purchase business combinations, including IPR&D. In response to this new guidance, the Company elected to retroactively adjust the amount of intangibles assigned IPR&D from the previously reported $6,200,000 to $4,200,000 in the quarter ended March 31, 1998.

         The Company acquired Rothenberg in December 1997. In exchange for all the outstanding capital stock of Rothenberg, the Company issued 1,588,701 shares of common stock. The acquisition was accounted for on a pooling of interests basis. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of Rothenberg for the 1996 fiscal year.

         In November 1997, the Company acquired 56.7% of Medicus Systems Corporation ("Medicus"). The Company's purchase price for the 56.7 percent interest in Medicus which it acquired was approximately $26.3 million, which was comprised of a cash payment of $21.7 million, the issuance of a note payable for approximately $1.6 million to one selling stockholder, the value of warrants issued to the selling stockholders of $700,000, and transaction costs of $2.3 million. In connection with the acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the Company's proportionate share of the assets acquired and liabilities assumed. Intangible assets acquired aggregated to $30.2 million, of which $1.7 million, $6.7 million and $21.8 million were assigned to acquired software, acquired intangible assets, and acquired research and development in-process, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired research and development in-process or that it had alternative future use at the acquisition date, the acquired research and development in-process was charged to expense by the Company in the year ended December 31, 1997. The Company's proportionate share of net tangible liabilities assumed in the acquisition totaled approximately $12.8 million. In May 1998, the Company completed its acquisition of Medicus by purchasing the remaining 43.3% interest in Medicus. The Company allocated the remaining 43.3% purchase price based on the estimated fair value of the assets and liabilities assumed. The valuation was based on accepted appraisal methodologies used at the time of the allocation. Since that time, the SEC provided new guidance with respect to the valuation of intangible assets in purchase business combinations, including IPR&D. In response to this guidance, the Company elected to retroactively adjust the amount of intangibles assigned to acquired in-process research and development from the previously reported $17,146,000 to $4,763,000 in the quarter ended June 30, 1998. The remaining intangible balance will be amortized over a 7 year average period.

         During 1998, the Company recorded $4,202,000 of non-recurring charges. These charges primarily related to costs associated with closing of a duplicative operating facility within the Company's business office outsourcing operations. Such costs included future rents and lease obligations the Company is contractually obligated to fulfill as well as severance packages for employees working out of that office.

         In February 1997, the Company entered into an arrangement to provide EDI processing and management services to EDI USA, Inc. an organization owned and established by thirteen independent Blue Cross and Blue Shield Plans to build and operate an EDI transaction network. The Company and EDI USA, Inc. terminated this arrangement in December 1997. The Company recorded non-recurring charges of $2,492,000 for the year ended December 31, 1997, related to costs incurred in connection with the processing arrangement and the termination thereof.

         As of May 5, 1999, QuadraMed and its subsidiaries had approximately 3,800 customers, approximately 80% of which were hospitals, located in all 50 states, the District of Columbia, Canada, Puerto Rico, South Africa and the Philippines. The Company expects to maintain a high percentage of hospital customers, but also expects its customer mix to transition to a higher percentage of other providers, including integrated delivery health care systems ("IDSs"), as well as physicians, payors and employers. No single customer accounted for more than 10% of the Company's revenues in 1996, 1997 and 1998.

         The Company licenses a variety of products and provides a variety of services. License revenue includes license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products. Service revenue is composed of business office and health information management outsourcing, cash flow management, compliance and consulting services.

         The Company's product offering includes a variety of products which can be licensed individually or as a suite of interrelated products. Products are licensed either under term arrangements (which range from one year to three years and typically include monthly or annual payments over the term of the arrangement) or on a perpetual basis. Revenues from term licenses are recognized monthly or annually over the term of the license arrangement, beginning at the date of installation. Revenues from perpetual licenses are recognized upon shipment of the software if there is persuasive evidence of an agreement, collection of the resulting receivable is probable and the fee is fixed and determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Revenues from certain products, including the Company's enterprise solutions are recognized on a percentage of completion basis of accounting.

         Certain services are also provided to certain of the Company's licensees of software products. These services consist primarily of consulting and post-contract customer support. Consulting services generally consist of installation of software at customer sites and revenue is generally recognized upon completion of installation. Unbilled receivables consist of work performed or software delivered which has not been billed under the terms of the contractual arrangement with the customer. Post-contract customer support is recognized ratably over the term of the support period. Deferred revenue primarily consists of revenue deferred under annual maintenance and annual license agreements on which amounts have been received from customers and for which the earnings process has not been completed.

         The Company provides business office and health information management outsourcing, cash flow management, compliance and consulting services to hospitals under contract service arrangements. Outsourcing revenues typically consist of fixed monthly fees plus, in the case of business office outsourcing, incentive-based payments that are based on a percentage of dollars recovered for the provider for which the service is being performed. The monthly fees are recognized as revenue on a monthly basis at the end of each month. Incentive fees are recognized as the conditions upon which such fees are based are realized based on collection of accounts from payors. Cash flow management services typically consist of fixed fee services and additional incentive payments based on a certain percentage of revenue returns realized or estimated to be realized by the customer as a result of the services provided by the Company. The fixed fee portion is recognized as revenue upon the completion of the project with the customer. Compliance and consulting revenues are recognized as the services are provided. The Company has experienced operating margins at differing levels related to licenses and services. The service business has historically realized fluctuating margins that were significantly lower than margins associated with licenses.

         The Company capitalizes a portion of its software costs for internally developed software products. These capitalized costs relate primarily to the development of new products and the extension of applications to new markets or platforms using existing technologies. The capitalized costs are amortized on a straight-line basis over the estimated lives (usually five years) of the products, commencing when each product is available to the market.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain items from the consolidated statements of operations of QuadraMed expressed as a percentage of total revenues.


                                                                                          YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------
                                                                                     1996           1997          1998
                                                                                     -----         -----         -----
            Revenues:
                 Licenses ....................................................        60.8%         58.8%         56.5%
                 Services ....................................................        39.2          41.2          43.5
                 Total revenues ..............................................       100.0         100.0         100.0
            Operating expenses:
                 Cost of licenses ............................................        34.4          28.6          24.1
                 Cost of services ............................................        25.0          27.5          28.4
                 General and administration ..................................        25.0          22.5          15.8
                 Sales and marketing .........................................        12.8          10.1           9.4
                 Research and development ....................................         9.4          11.2          10.8
                 Amortization of intangibles .................................         1.4           1.2           3.1
                 Acquisition costs ...........................................          --           2.2           4.9
                 Non-recurring charges .......................................          --           3.4           2.0
                 Write-off of acquired in-process research
                    and development ..........................................          --          15.6           7.0
                                                                                     -----         -----         -----
                   Total operating expenses ..................................       108.0         122.3         105.5
                                                                                     -----         -----         -----
            Loss from operations .............................................        (8.0)        (22.3)         (5.5)
            Interest income (expense), net ...................................        (2.7)         (0.4)         (0.2)
            Other income (expense), net ......................................        (1.2)         (1.8)         (0.1)
                                                                                     -----         -----         -----
            Net loss before provision for income taxes .......................       (11.9)        (24.5)         (5.8)
            Provision for income taxes .......................................         0.1           0.8           2.1
            Income (loss) from discontinued operations .......................       (31.8)         (1.2)         (1.1)
            Dividend accretion ...............................................          --          (0.2)         (0.9)
                                                                                     -----         -----         -----
            Net loss .........................................................       (43.8)%       (26.7)%        (9.9)%
                                                                                     =====         =====         =====

Years Ended December 31, 1998 and 1997

RESTATEMENT OF QUARTERLY FINANCIAL DATA

         Subsequent to the Securities and Exchange Commission's letter to the Association of Independent Certified Public Accountants dated September 9, 1998, regarding its views on in-process research and development ("IPR&D") the Company re-evaluated its IPR&D charges on its 1998 acquisitions. The amounts allocated to IPR&D and intangible assets in the first and second quarters of 1998 were based on accepted appraisal methodologies used at the time of the allocations. Since that time, the SEC provided new guidance with respect to the valuation of intangible assets in purchase business combinations, including IPR&D. In response to this new guidance, the Company elected to retroactively adjust the amount of intangibles assigned to IPR&D related to these acquisitions. The Company reduced its estimate of the amount allocated to IPR&D for its 1998 acquisitions by $18.2 million from the $32.7 million previously reported in the first, second, and third quarters of 1998 to $14.5 million. Amortization of intangibles increased $952,000 for the nine months ended September 30, 1998, related to the amended amounts for the IPR&D.

         Company management believes that the amended IPR&D charge of $14.5 million is valued consistently with the SEC staff's current views regarding valuation methodologies. There can be no assurance, however, that the SEC will not take issue with any of the assumptions used in the Company's allocations and require the Company to further revise the amount allocated to IPR&D. The Company amended its quarterly earnings on Form 10-Q for the first, second, and third quarters of 1998. The following table depicts the adjustments made to the values ascribed to IPR&D during the year ended December 31, 1998 (in thousands):


            ACQUISITION                 AS REPORTED        AS RESTATED
            Velox                         $ 4,800            $ 1,500
            Cabot Marsh                     6,200              4,200
            Medicus (43.3%)                17,146              4,763
            Other acquisitions              4,585              4,031
                                          -------            -------
            Total                         $32,731            $14,494
                                          =======            =======

         The effect of these adjustments on the previously reported condensed consolidated quarterly financial statements is present in the "QUARTERLY RESULTS OF OPERATIONS/SUPPLEMENTARY FINANCIAL INFORMATION" included in the consolidated financial statements.

Revenues

         Licenses. License revenues increased 43.1% to $117.8 million in 1998 from $82.3 million in 1997. Software license revenues include license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products. The increase in license revenues was primarily due to revenues associated with the acquisition of Medicus and to a lesser extent, revenues from new customers for the Company's coding, capitation and enterprise solution software products.

         Services. Service revenues increased 57.5% to 90.7 million in 1998 from $57.6 million in 1997. The increase in service revenues was primarily due to new customers associated with the Company's health information management outsourcing business, and to a lesser extent, customers associated with the acquisition of Cabot Marsh during the first quarter of 1998.

         The substantial increases in revenues for 1998 and 1997 reflect the completion of numerous acquisitions, several of which were significant. The Company currently expects to complete fewer acquisitions in 1999. As a result the Company does not expect revenues to increase at historical rates in the future.

Cost of Revenues

         Cost of licenses. Cost of licenses increased 25.2% to $50.2 million in 1998 from $40.1 million in 1997. Cost of licenses consists primarily of salaries, benefits and allocated costs related to software installations, hardware costs, customer support and royalties to third parties. As a percentage of license revenues, cost of licenses decreased to 42.6% in 1998 from 48.7% in 1997. Cost of licenses increased primarily due to additional personnel hired to support software installations and customer support for new customers during 1998. As a percentage of license revenues, cost of revenues decreased primarily due to an increased revenue base during 1998.

         Cost of services. Cost of services increased 53.8% to $59.2 million in 1998 from $38.5 million in 1997. Cost of services includes expenses associated with services performed primarily in connection with health information management outsourcing, compliance and consulting services. As a percentage of service revenues, cost of services decreased to 65.2% in 1998 from 66.8% in 1997. Cost of services increased primarily due to additional personnel costs associated with the Company's health information management outsourcing business and to a lesser extent, additional operating costs as a result of its acquisition of Cabot Marsh during the first quarter of 1998.

Operating Expenses

         General and Administration. General and administration expenses increased 5.1% to $33.0 million in 1998 from $31.4 million in 1997, and decreased as a percentage of total revenues to 15.8% in 1998 from 22.5% in 1997. The decrease in general and administration expense as a percentage of total revenues was primarily due to a larger revenue base, the reduction of certain overhead costs associated with prior acquisitions and to a lesser extent, legal and other costs the Company incurred in 1997 to settle certain litigation initiated in prior years.

         Sales and Marketing. Sales and marketing expenses increased 38.7% to $19.7 million in 1998 from $14.2 million in 1997, and decreased as a percentage of total revenues to 9.4% in 1998 from 10.1% in 1997. Sales and marketing expenses increased primarily from the hiring of additional sales personnel during 1998 and increased advertising costs, including sponsoring and participating in more trade shows during 1998. As a percentage of total revenues, sales and marketing expenses decreased primarily due to a larger revenue base in 1998.

         Research and Development. Research and development expenses increased 44.2% to $22.5 million in 1998 from $15.6 million in 1997, and decreased as a percentage of total revenues to 10.8% in 1998 from 11.2% in 1997. The increase in research and development expenses was due to the hiring of additional programmers from acquired companies and the ongoing development of product enhancements and new products. As a percentage of total revenues, research and development expenses decreased primarily due to a larger revenue base. The Company capitalized $3.1 million, $973,000 and $793,000 of software development costs in fiscal 1998, 1997 and 1996, respectively, which represented 12.1%, 5.9% and 7.7% of total research and development expenditures in fiscal 1998, 1997 and 1996. Amortization of capitalized software development costs totaled $590,000, $388,000 and $390,000 in fiscal 1998, 1997 and 1996, respectively. The Company believes that research and development expenditures are essential to maintaining its competitive position. As a result, the Company intends to continue to make investments in the development of new products and in the further integration of acquired technologies into the Company's suite of products. The Company believes that these expenses will increase in the future, both in absolute terms and as a percentage of total revenues.

         Amortization of Intangibles. Amortization of intangibles increased to $6.5 million in 1998 from $1.7 million in 1997. The increase in amortization of intangibles is due primarily to the acquisition of 56.7% of Medicus in November 1997, the purchase of the remaining 43.3% of Medicus in May 1998, and the acquisitions of Cabot Marsh and Velox during the first quarter of 1998. As a result of the Company's adjustment of the amount of intangibles assigned to acquired in-process research and development in 1998, the Company expects that amortization of intangibles will increase significantly in future periods.

         Acquisition Costs. The Company incurred $10.3 million of acquisition costs associated with the acquisitions of Pyramid, Codemaster and Integrated Medical Networks during 1998. Acquisition costs related to financial advisors hired by the Company and the acquired companies, legal and accounting fees. During the fourth quarter ended December 31, 1997, the Company completed two acquisitions which were accounted for on a pooling of interests basis. In connection with these acquisitions, the Company incurred $3.1 million in acquisition and related costs.

         Non-recurring Charges. The Company recorded $4.2 million of non-recurring charges in 1998. These charges primarily related to costs associated with closing of a duplicative operating facility within the Company's business office outsourcing operations. Such costs included future rents and lease obligations the Company is contractually obligated to fulfill as well as severance packages for employees working out of that office. Such employees were paid severance packages in which they were paid through November 1998. Non-recurring charges in 1997 were associated with start-up costs incurred for the claims processing arrangement entered into with EDI-USA, Inc. No such charges were incurred in 1998 as this arrangement was terminated in December 1997. As a result of initiatives undertaken by the Company to integrate acquired businesses and consolidate duplicate operations, the Company has recorded significant non-recurring charges during 1999.

         Acquired Research and Development. In connection with the acquisitions of Velox, Cabot Marsh, the remaining 43.3% interest in Medicus, and several other acquisitions, the Company allocated $14.5 million to in-process research and development ("IPR&D") for the year ended December 31, 1998. This amount was expensed as a non-recurring charge because the IPR&D projects identified has not yet reached technological feasibility and has no alternative future use. The following table depicts the allocations to IPR&D for the year ended December 31, 1998 (in thousands):

            Velox                                            $ 1,500
            Cabot Marsh                                        4,200
            Medicus (43.3%)                                    4,763
            Other acquisitions                                 4,031
                                                             -------
            Total                                            $14,494
                                                             =======

         The amounts allocated to IPR&D during the year ended December 31, 1998, were evaluated based on the SEC's current views regarding valuation methodologies. The allocation to IPR&D was determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the stage of development of each in-process project, the cost to develop that project, and the associated risks. In each case, the selection of the applicable discount rate was based on consideration of the Company's weighted average cost of capital, as well as other factors including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that were known at the time, and the stage of completion of each technology.

         If the projects are not successfully developed, the sales and profitability of the Company may be adversely affected in future periods. Additionally, the value of other intangible assets may be impaired. Following is a description of the significant allocations to IPR&D for the year ended December 31, 1998.

         VELOX. At the acquisition date, Velox was conducting development, engineering and testing activities associated with the next generation of SMARTLINK, a product which focuses on accounts receivable analysis and reporting in hospitals, large physician practices, and other entities. Upon completion, SMARTLINK was planned to have significant scalability, a multilayer architecture, and the ability to address Windows NT 5.0 and the next generation of Microsoft SQL Server. At the acquisition date, Velox was approximately 35% complete with the research and development related to SMARTLINK. The Company anticipated that SMARTLINK product development would be completed in phases beginning in the last half of 1998, after which the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to SMARTLINK were estimated to be $1.3 million in 1998 and $5.0 million in 1999. IPR&D revenue, as a percentage of total projected company revenue, was expected to peak in 1999 and decline thereafter as new product technologies were expected to be introduced by the Company. Operating expenses (expressed as a percentage of revenue) average 79% over the projection period. The costs to complete the IPR&D were expected to be $293,000 in 1998 and $239,000 in 1999. A risk-adjusted discount rate of 20% was utilized to discount projected cash flows.

         CABOT MARSH. At the acquisition date, Cabot Marsh was conducting development, engineering, and testing activities associated primarily with the next generation of RAMS, a compliance product related to inpatient and outpatient coding. At the acquisition date, Cabot Marsh was approximately 80% complete with the development of the IPR&D. The Company anticipated that the project would be completed in phases beginning in the second half of 1998, after which the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to the next generation of RAMS were estimated to be $807,000 in 1998 and $11.3 million in 1999. IPR&D revenue, as a percentage of total projected company revenue, was expected to peak in 1999 and decline thereafter as new product technologies were expected to be introduced by the Company. Operating expenses (expressed as a percentage of revenue) average 57% over the projection period. The costs to complete the IPR&D efforts were expected to be $140,000 in 1998 and $427,000 in 1999. A risk-adjusted discount rate of 19% was utilized to discount projected cash flows.

         MEDICUS. At the acquisition date, Medicus was conducting development, engineering, and testing activities associated with the next generations of the Company's Clinical Data Systems ("CDS") and Patient Focused Systems ("PFS") product lines. At the acquisition date, Medicus was approximately 30% and 60% complete with CDS and PFS, respectively. The Company anticipated that CDS and PFS would be completed in 1999. After these release dates, the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to CDS were estimated to be $6.0 million in 1999 and $18.0 million in 2000. IPR&D revenue, as a percentage of total projected product revenue, was expected to peak in 2000 and decline thereafter as new product technologies were expected to be introduced by the Company. Revenues attributable to PFS were estimated to be $7.2 million in 2000 and $9.8 million in 2001. IPR&D revenue, as a percentage of total projected product revenue, was expected to peak in 2000 and decline thereafter as new technologies were expected to be introduced by the Company. For both projects, operating expenses (expressed as a percentage of revenue) average 61% over the projection period. The costs to complete the CDS IPR&D efforts were expected to be $14,000 in 1998 and $1.2 million in 1999. The costs to complete the PFS IPR&D efforts were expected to be $6,000 in 1998 and $309,000 in 1999. For each of the projects, a risk-adjusted discount rate of 18% was utilized to discount projected cash flows.

         In connection with the acquisition of 56.7% of the outstanding stock of Medicus in November, 1997, the Company allocated $21.9 million related to IPR&D. This amount was expensed as a non-recurring charge because the IPR&D projects identified had not yet reached technological feasibility and had no alternative future use. The amounts allocated to IPR&D for the year ended December 31, 1997, were evaluated based on current industry practices.

         Provision for Income Taxes. Provision for income taxes increased to $4.3 million in 1998 from $1.1 million in 1997. The provision for income taxes is primarily due to state and alternative minimum tax liabilities on certain of the Company's legal entities. In addition, amounts allocated to acquired in-process research and development are not deductible for tax purposes. For financial reporting purposes, a 100% valuation allowance of $15.9 million and $19.2 million has been recorded against the Company's deferred tax assets consisting primarily of the benefits associated with the Company's net operating loss carryforwards in 1998 and 1997, as management is unable to conclude that it is more likely than not that these assets will be realizable.

Years Ended December 31, 1997 and 1996

Revenues

         Licenses. License revenues increased 33.8% to $82.3 million in 1997 from $61.5 million in 1996. The increase was due to license revenues associated with the Company's enterprise solutions as well as other new customers and an increase in perpetual license agreements entered into during the latter half of 1997.

         Services. Service revenues increased 45.5% to $57.6 million in 1997 from $39.6 million in 1996. The increase in service revenues was primarily due to new customers associated with the health information management outsourcing business and to a lesser extent, new customers acquired in the Synergy acquisition in April 1997 and Healthcare Revenue Management, Inc. in September 1997.

Cost of Revenues

         Cost of Licenses. Cost of license revenues increased 15.6% to $40.1 million in 1997 from $34.7 million in 1996. As a percentage of license revenues, cost of licenses decreased to 48.7% in 1997 from 56.5% in 1996. The increase in cost of licenses was principally due to additional personnel hired during 1997 to support software installations and, to a lesser extent, increases in third-party hardware sales. The decrease in cost of licenses as a percentage of license revenues was primarily contributed to an increase in software sales in 1997 related to Compucare.

         Cost of Services. Cost of service revenues increased 52.2% to $38.5 million in 1997 from $25.3 million in 1996. As a percentage of service revenues, cost of services increased to 66.8% in 1997 from 63.8% in 1996. The increase in cost of services was principally due to additional operating costs associated with the Company's health information management outsourcing business and to a lesser extent, operating costs from the acquisitions of Synergy and Healthcare Revenue Management, Inc., acquired in April 1997 and September 1997, respectively.

Operating Expenses

         General and Administration. General and administration expenses increased 24.6% to $31.4 million in 1997 from $25.2 million in 1996, and decreased as a percentage of total revenues to 22.5% in 1997 from 25.0% in 1996. The increase in general and administration expenses reflects costs associated with the Company's health information management outsourcing business, the hiring of additional senior officers in 1997 and an increase in the number of offices throughout the United States. The Company also incurred significant legal and other costs during 1997 to settle certain litigation initiated in prior years. As a percentage of total revenues, general and administration costs decreased primarily due to a larger revenue base in 1997.

         Sales and Marketing. Sales and marketing expenses increased 10.1% to $14.2 million in 1997 from $12.9 million in 1996, and decreased as a percentage of total revenues to 10.1% in 1997 from 12.8% in 1996. The increase in sales and marketing expenses resulted principally from the addition of sales and marketing personnel and increased advertising efforts associated with advertising in publications, creating product brochures and participating in industry conferences during 1997.

         Research and Development. Research and development expenses increased 64.2% to $15.6 million in 1997 from $9.5 million in 1996, and increased as a percentage of total revenues to 11.2% in 1997 from 9.4% in 1996. The increase in research and development expenses is principally due to the hiring of additional personnel for various software development projects.

         Amortization of Intangibles. Amortization of intangibles increased to $1.7 million in 1997 from $1.5 million in 1996. The increase in the amortization of intangibles is due to the acquisitions of Synergy in April 1997, Healthcare Revenue Management, Inc. in September 1997 and 56.7% of Medicus in November 1997.

         Acquisition Costs. During the fourth quarter ended December 31, 1997, the Company completed two acquisitions which were accounted for on a pooling of interests basis. In connection with these acquisitions, the Company incurred $3.1 million in acquisition and related costs.

         Non-Recurring Charges. The Company recorded non-recurring charges of $4.7 million in 1997. These non-recurring charges were comprised of $2.5 million related to the termination of the claims processing arrangement with EDI USA, Inc. and other charges associated with the write down of certain assets which were determined to have no future realizable value.

         Acquired In-Process Research and Development. In connection with the acquisition of 56.7% of the outstanding stock of Medicus in November 1997, the Company recorded a $21.9 million write-off related to acquired in-process research and development that had not achieved technological feasibility and had no alternative future use.

         Interest Income (Expense). Interest expense decreased to $462,000 in 1997 compared to $2.7 million in 1996. The decrease in interest expense was primarily due to various notes payable assumed from acquired companies, which was offset by interest earned on higher cash balances, resulting from the Company's initial public offering of common stock in October 1996 and follow-on common stock offering in October 1997. The Company's public equity offerings raised net proceeds of approximately $26.4 million and $57.3 million, respectively. Interest expense in 1996 was principally the result of debt the Company incurred in connection with the acquisition of Healthcare Design Systems, Inc. and for working capital purposes.

         Provision for Income Taxes. The Company recorded a provision for income taxes of $1.1 million in 1997 compared $147,000 in 1996. The provision for income taxes in 1997 relates to state and alternative minimum tax liabilities of the Company. In addition, amounts allocated to acquired in-process research and development are not deductible for tax purposes. For financial reporting purposes, a 100% valuation allowance of $19.2 million and $10.0 million has been recorded against the Company's deferred tax assets consisting primarily of the benefits associated with the Company's net operating loss carryforwards in 1997 and 1996, as management is unable to conclude that it is more likely than not that these assets will be realizable.

LIQUIDITY AND CAPITAL RESOURCES

         In October 1996, the Company completed its initial public offering of common stock, which resulted in net proceeds to the Company of approximately $26.1 million. In October 1997, the Company completed a follow-on offering of common stock, which resulted in net proceeds to the Company of approximately $57.3 million. In May 1998, the Company completed an offering of $115.0 million principal amount of Convertible Subordinated Debentures, including the initial purchasers' over-allotment option. The debentures are due May 1, 2005 and bear interest, which is payable semi-annually at 5.25 percent per annum. Proceeds to the Company from the offering were $110.8 million.

         At December 31, 1998, the Company had $66.1 million of cash and cash equivalents, $64.7 million of short and long-term investments and $95.2 million in net working capital. Net cash used in operating activities was $26.0 million, $7.5 million and $15.1 million in the years ended December 31, 1998, 1997 and 1996, respectively. Net cash used in operating activities in 1998 was principally attributable to the Company's net loss in 1998, a substantial portion of which was comprised of non-cash charges to write-off acquired in-process research and development related to the remaining acquisition of 43.3% of Medicus in May 1998 and other acquisitions and acquisition and non-recurring costs recorded during 1998. In addition, while accounts receivable increased during 1998, accounts payable and accrued liabilities decreased during 1998. The increase in accounts receivable was primarily due to the significant increase in revenues in 1998, while the decrease in accounts payable and accrued liabilities was primarily due to the payment of acquisition and severance related costs associated with acquisitions in the latter half of 1997 and the pay down of other accrued liabilities from acquired companies.

         Net cash used in investing activities was $87.5 million, $32.1 million and $4.9 million in the years ended December 31, 1998, 1997 and 1996, respectively. Investing activities in fiscal year 1998 primarily included the purchase of short and long-term investments, cash paid for several acquisitions and the purchase of equipment by the Company. Investing activities in fiscal year 1997 primarily included cash paid for the Medicus and Synergy acquisitions, purchases of equipment and the capitalization of computer software development costs. Investing activities in fiscal year 1996 related to additions to capital equipment and the capitalization of computer software development costs.

         Net cash provided by financing activities was $131.3 million, $58.9 million and $35.7 million in the years ended December 31, 1998, 1997 and 1996, respectively. Net cash provided by financing activities in 1998 primarily related to the offering of $115 million Convertible Subordinated Debentures, which raised net proceeds of $110.8 million in April 1998 and the exercise of common stock warrants issued to former Medicus stockholders in November 1997 and the exercise of common stock options during 1998. Net cash provided by financing activities in fiscal year 1997 included $57.3 million in proceeds from the Company's follow-on common stock offering in October 1997, which was partially offset by the repayment of notes payable in connection with the November 1997 acquisition of Medicus. Net cash provided by financing activities in fiscal year 1996 included proceeds from the issuance of convertible preferred stock and proceeds from the Company's initial public offering, which proceeds were offset by repayment of notes payable. Net cash provided by financing activities in fiscal year 1995 included borrowings related to notes payable and contributed capital to Rothenberg.

         In September 1998, the Company entered into an arrangement to guarantee a line of credit of another company for up to $12,500,000. Outstanding balances under the line of credit accrue interest at 8.5 percent and are due in October 2001. The Company has also entered into a reseller agreement with the same company. Under the terms of the reseller agreement, the Company has a non-exclusive license to resell the company's software. This reseller agreement remains in effect for an initial term of three years, expiring in September 2001, and thereafter is subject to renewal for additional one year terms.

         The Company, through the acquisition of the Compucare Company is party to a $7,000,000 revolving credit and security agreement with its bank. Borrowing under this credit facility may not exceed 85% of eligible billed receivables plus 50% of eligible unbilled receivables. The Company pays interest at a rate of prime + 1.5% (or 9.25% at December 31, 1998, weighted average of 9.86% for
1998) on the outstanding borrowings. The Company had $2,585,000 and $2,500,000 in borrowings at December 31, 1997, and 1998, respectively. In March 1999, the Company repaid all outstanding balances and terminated the line of credit. The Company had $700,000 and $1,000,000 letters of credit under this agreement at December 31, 1997, and 1998, respectively.

         The Company believes that its current cash and investments will be sufficient to fund operations at least through December 31, 1999.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(b) The Company has restated certain of its historical fiscal year end audited financial statements to reflect the business combination with Compucare consistent with the accounting treatment for a pooling of interest. Listed below are the financial statements, related information which are responsive to
Item 7(b) hereof.

          Independent Auditors' Report
          Consolidated Balance Sheets as of December 31, 1997 and 1998 Consolidated Statements of Operations for the years ended December
          31, 1996, 1997 and 1998
          Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and 1998
          Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998
          Notes to Consolidated Financial Statements

(c) The following exhibit is being filed herewith as a result of the restatement of the Company's audited financial statements:

     EXHIBITS:

     23.1 Consent of Arthur Anderson LLP



                          INDEX TO FINANCIAL STATEMENTS

                              QUADRAMED CORPORATION


                                                                                                                          PAGE
                                                                                                                          ----
Report of Independent Public Accountants ......................................................................            F-1
Consolidated Balance Sheets as of December 31, 1997 and 1998 ..................................................            F-2
Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998 ....................            F-3
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Loss for the years ended
    December 31, 1996, 1997 and 1998 ..........................................................................            F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 ....................            F-5
Notes to Consolidated Financial Statements ....................................................................            F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of QuadraMed Corporation:

         We have audited the accompanying consolidated balance sheets of QuadraMed Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, statements of changes in stockholders' equity (deficit) and comprehensive loss and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QuadraMed Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                            /s/ ARTHUR ANDERSEN LLP

                                            ARTHUR ANDERSEN LLP

San Jose, California
August 11, 1999

                              QUADRAMED CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                        DECEMBER 31,
                                                                             -----------------------------------
                                                                                1997                  1998
                                                                             -------------         -------------
                                                                              (RESTATED)            (RESTATED)
                                                                             (SEE NOTE 12)         (SEE NOTE 12)
                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents ...................................            $  48,384             $  66,089
    Short-term investments ......................................                1,032                23,043
    Accounts receivable, net of allowance for uncollectible
        accounts of $2,834 and $5,723, respectively .............               28,663                39,529
    Unbilled receivables ........................................                5,257                10,335
    Notes and other receivables .................................                2,354                 3,989
    Prepaid expenses and other ..................................                3,912                 2,921
                                                                             ---------             ---------
           Total current assets .................................               89,602               145,906
                                                                             ---------             ---------
LONG-TERM INVESTMENTS ...........................................                   --                41,641
EQUIPMENT, at cost:
    Equipment ...................................................               18,608                26,636
    Less-- Accumulated depreciation and amortization ............               (9,579)              (15,377)
                                                                             ---------             ---------
        Equipment, net ..........................................                9,029                11,259
                                                                             ---------             ---------
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net of accumulated
    amortization of $1,821 and $2,444, respectively .............                2,345                 4,803
ACQUIRED SOFTWARE, net of accumulated amortization
    of $643 and $1,610, respectively ............................                4,178                 3,211
INTANGIBLES, net of accumulated amortization
    of $2,501 and $7,905, respectively ..........................               15,836                50,672
NON-MARKETABLE  INVESTMENTS .....................................                1,200                 1,200
DEBT OFFERING COSTS AND OTHER ...................................                  975                 4,915
                                                                             ---------             ---------
                                                                             $ 123,165             $ 263,607
                                                                             =========             =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of capital lease obligations .............            $     513             $     439
    Line of credit ..............................................                2,585                 2,500
    Notes payable ...............................................               12,226                    61
    Accounts payable ............................................                4,870                 4,295
    Accrued payroll and related .................................                9,615                10,557
    Accrued interest ............................................                4,711                 1,170
    Other accrued liabilities ...................................               22,318                18,134
    Deferred revenue ............................................               15,662                13,509
    Minority interest ...........................................                  658                    --
                                                                             ---------             ---------
           Total current liabilities ............................               73,158                50,665
CAPITAL LEASE OBLIGATIONS, less current portion .................                  432                   583
NOTES PAYABLE ...................................................               14,156                19,186
CONVERTIBLE SUBORDINATED DEBENTURES .............................                   --               115,000
NET LIABILITIES OF DISCONTINUED OPERATIONS ......................               10,921                 9,157
                                                                             ---------             ---------
           Total liabilities ....................................               98,667               194,591
                                                                             ---------             ---------
CONTINGENCIES (Note 14) .........................................                   --                    --
STOCKHOLDERS' EQUITY:
    Common stock, $0.01 par, 50,000 shares authorized,
    19,550 and 23,519 shares issued and outstanding, respectively                  113                   159
    Additional paid-in capital ..................................              194,374               264,751
    Deferred compensation .......................................                   --                (3,940)
    Unrealized loss on available-for-sale securities ............                   --                  (157)
    Accumulated deficit .........................................             (169,989)             (191,797)
                                                                             ---------             ---------
           Total stockholders' equity ...........................               24,498                69,016
                                                                             ---------             ---------
                                                                             $ 123,165             $ 263,607
                                                                             =========             =========


        The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------------------
                                                                    1996                 1997                  1998
                                                                -------------        -------------         -------------
                                                                 (RESTATED)           (RESTATED)             (RESTATED)
                                                                (SEE NOTE 12)        (SEE NOTE 12)         (SEE NOTE 12)
REVENUES:
    Licenses ........................................            $  61,464             $  82,312             $ 117,822
    Services ........................................               39,612                57,574                90,728
                                                                 ---------             ---------             ---------
           Total revenues ...........................              101,076               139,886               208,550
                                                                 ---------             ---------             ---------
OPERATING EXPENSES:
    Cost of licenses ................................               34,726                40,056                50,205
    Cost of services ................................               25,261                38,466                59,153
    General and administration ......................               25,248                31,436                33,016
    Sales and marketing .............................               12,928                14,197                19,677
    Research and development ........................                9,518                15,598                22,487
    Amortization of intangibles .....................                1,494                 1,719                 6,544
    Acquisition costs ...............................                   --                 3,111                10,254
    Non-recurring charges ...........................                   --                 4,705                 4,202
    Write-off of acquired research and
        development in process ......................                   --                21,854                14,494
                                                                 ---------             ---------             ---------
           Total operating expenses .................              109,175               171,142               220,032
                                                                 ---------             ---------             ---------
LOSS FROM OPERATIONS ................................               (8,099)              (31,256)              (11,482)
                                                                 ---------             ---------             ---------
OTHER INCOME (EXPENSE):
    Interest expense ................................               (3,085)               (1,479)               (6,245)
    Interest income .................................                  361                 1,017                 5,859
    Other expense, net ..............................               (1,221)               (2,516)                 (212)
                                                                 ---------             ---------             ---------
           Total other expense, net .................               (3,945)               (2,978)                 (598)
                                                                 ---------             ---------             ---------
 LOSS BEFORE INCOME TAXES
    AND MINORITY INTEREST ...........................              (12,044)              (34,234)              (12,080)
PROVISION FOR INCOME TAXES ..........................                  147                 1,136                 4,303
                                                                 ---------             ---------             ---------
LOSS BEFORE MINORITY INTEREST .......................              (12,191)              (35,370)              (16,383)
                                                                 ---------             ---------             ---------
MINORITY INTEREST IN LOSS ...........................                   --                    37                  (379)
LOSS FROM CONTINUING OPERATIONS .....................              (12,191)              (35,333)              (16,762)
                                                                 ---------             ---------             ---------
LOSS FROM DISCONTINUED OPERATIONS, NET ..............              (32,090)               (1,704)               (1,999)
                                                                 ---------             ---------             ---------
NET LOSS ............................................              (44,281)              (37,037)              (18,761)
                                                                 =========             =========             =========
DIVIDEND ACCRETION ..................................                   --                  (348)               (1,920)
                                                                 =========             =========             =========
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS ...........            $ (44,281)            $ (37,385)            $ (20,681)
                                                                 =========             =========             ==========

BASIC AND DILUTED NET LOSS FROM CONTINUING
     OPERATIONS .....................................            $   (1.17)            $   (2.31)            $   (0.74)
                                                                 =========             =========             =========
BASIC AND DILUTED NET LOSS FROM DISCONTINUED
     OPERATIONS......................................            $   (3.07)            $   (0.11)            $   (0.09)
                                                                 =========             =========             =========
BASIC AND DILUTED LOSS FROM ACCRETION OF DIVIDENDS..             $      --             $   (0.02)            $   (0.09)
                                                                 =========             =========             =========

BASIC AND DILUTED NET LOSS PER SHARE AVAILABLE
     TO COMMON STOCKHOLDERS..........................            $   (4.24)            $   (2.44)            $   (0.92)
                                                                 =========             =========             =========
WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING:
    BASIC AND DILUTED ...............................               10,450                15,337                22,460
                                                                 =========             =========             =========

        The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                             AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                  SERIES A            SERIES B
                                                                CONVERTIBLE          CONVERTIBLE
                                                              PREFERRED STOCK      PREFERRED STOCK            COMMON STOCK
                                                            ------------------    ------------------   ----------------------------
                                                            SHARES      AMOUNT    SHARES      AMOUNT      SHARES         AMOUNT
                                                            ------      ------    ------      ------   -------------  -------------
                                                                                                        (RESTATED)    (RESTATED)
                                                                                                       (SEE NOTE 12)  (SEE NOTE 12)
BALANCE AT DECEMBER 31, 1995 .............................     912      $    9       892      $    9       8,877         $   13
                                                            ------      ------    ------      ------      ------         ------
Issuance of common stock .................................      --          --        --          --         394              4
Conversion of notes payable to related parties to Series B
    preferred stock at $5.25 per share, net of
    issuance costs .......................................      --          --       740           7          --             --
Contributed capital to pooled entities ...................      --          --        --          --          --             --
Issuance of warrant to purchase common stock .............      --          --        --          --          --             --
Amortization of deferred compensation ....................      --          --        --          --          --             --
Issuance of Series A preferred stock under exchange
    agreement ............................................     251          --        --          --          --             --
Repurchase of Series B preferred stock ...................      --          --        (6)         --          --             --
Conversion of Series A and B preferred stock to common
    stock ................................................  (1,163)         (9)   (1,626)        (16)      2,789             25
Exercise of common stock options .........................      --          --        --          --          40             --
Issuance of common stock from initial public offering, net
    of issuance costs ....................................      --          --        --          --       2,500             25
Net loss .................................................      --          --        --          --          --             --
                                                            ------      ------    ------      ------      ------         ------
BALANCE AT DECEMBER 31, 1996 .............................      --          --        --          --      14,600             67
                                                            ------      ------    ------      ------      ------         ------
Issuance of common stock in connection with the Synergy
    acquisition ..........................................      --          --        --          --         182              2
Issuance of common stock in connection with Healthcare
    Revenue Management, Inc. acquisition .................      --          --        --          --         113              1
Amortization of deferred compensation ....................      --          --        --          --          --             --
Capital contributed to pooled entities ...................      --          --        --          --          --             --
Spin-off of subsidiary ...................................      --          --        --          --          --             --
Dividend accretion .......................................      --          --        --          --          --             --
Issuance of common stock purchase warrants in connection
    with the acquisition of Medicus Corporation ..........      --          --        --          --          --             --
Conversion of notes payable to contributed capital .......      --          --        --          --          --             --
Conversion of notes payable to common stock                     --          --        --          --         745              7
Issuance of common stock through Employee Stock
    Purchase Plan ........................................      --          --        --          --          14             --
Exercise of warrants to purchase common stock ............      --          --        --          --         322             --
Exercise of common stock options .........................      --          --        --          --         107              1
Issuance of common stock from public offering, net of
    issuance costs .......................................      --          --        --          --       3,467             35

                                                                                                               UNREALIZED
                                                                                                                 LOSS ON
                                                                                                                AVAILABLE-
                                                               ADDITIONAL                 DEFERRED               FOR-SALE
                                                            PAID IN CAPITAL             COMPENSATION            SECURITIES
                                                            ---------------            -------------           -------------
                                                               (RESTATED)                (RESTATED)              (RESTATED)
                                                             (SEE NOTE 12)             (SEE NOTE 12)           (SEE NOTE 12)
 BALANCE AT DECEMBER 31, 1995 .................                $  53,357                 $    (430)                $  --
                                                               ---------                 ---------            ----------
 Issuance of common stock .....................                   21,034                        --                    --
 Conversion of notes payable to related parties
     to Series B preferred stock at $5.25 per
     share, net of issuance costs .............                    3,862                        --                    --
 Contributed capital to pooled entities .......                    1,246                        --                    --
 Issuance of warrant to purchase
     common stock .............................                      381                      (381)                   --
 Amortization of deferred compensation ........                       --                       108                    --
 Issuance of Series A preferred
     stock under exchange agreement ...........                       --                        --                    --
 Repurchase of Series B preferred stock .......                      (53)                       --                    --
 Conversion of Series A and B
     preferred stock to common stock ..........                       --                        --                    --
 Exercise of common stock options .............                      100                        --                    --
 Issuance of common stock from
     initial public offering, net
     of issuance costs ........................                   26,361                        --                    --
 Net loss .....................................                       --                        --                    --
                                                               ---------                 ---------                 -----
 BALANCE AT DECEMBER 31, 1996 .................                  106,288                      (703)                   --
                                                               ---------                 ---------                 -----
 Issuance of common stock in
     connection with the Synergy
     acquisition ..............................                    1,680                        --                    --
 Issuance of common stock in
     connection with Healthcare
     Revenue Management, Inc. .................
     acquisition ..............................                    2,330                        --                    --
Amortization of deferred compensation .........                       --                       703                    --
Capital contributed to pooled entities ........                      251                        --                    --
Distributions by pooled entities ..............                       --                        --                    --
Spin-off of subsidiary ........................                       --                        --                    --
Dividend accretion ............................                       --                        --                    --
Issuance of common stock purchase
    warrants in connection with
    the acquisition of Medicus
    Systems Corporation .......................                      700                        --                    --
Conversion of notes payable to
    contributed capital .......................                    9,578                        --                    --
Conversion of notes payable to
    common stock ..............................                   15,643                        --                    --
Issuance of common stock through
    Employee Stock Purchase Plan ..............                      135                        --                    --
Exercise of warrants to purchase
    common stock ..............................                       --                        --                    --
Exercise of common stock options ..............                      476                        --                    --
Issuance of common stock from public
    offering, net of issuance costs ...........                   57,293                        --                    --

                                                                                           TOTAL
                                                             ACCUMULATED               STOCKHOLDERS'             COMPREHENSIVE
                                                               DEFICIT               EQUITY (DEFICIT)                LOSS
                                                              (RESTATED)                (RESTATED)                (RESTATED)
                                                            (SEE NOTE 12)             (SEE NOTE 12)              (SEE NOTE 12)
                                                            -------------            ----------------            -------------

 BALANCE AT DECEMBER 31, 1995 .................               $ (84,599)                $ (31,641)
                                                              ---------                 ---------
 Issuance of common stock .....................                      --                    21,038
 Conversion of notes payable to related parties
     to Series B preferred stock at $5.25 per
     share, net of issuance costs .............                      --                     3,869
 Contributed capital to pooled entities .......                      --                     1,246
 Issuance of warrant to purchase
     common stock .............................                      --                        --
 Amortization of deferred compensation ........                      --                       108
 Issuance of Series A preferred
     stock under exchange agreement ...........                      --                        --
 Repurchase of Series B preferred stock .......                      --                       (53)
 Conversion of Series A and B
     preferred stock to common stock ..........                      --                        --
 Exercise of common stock options .............                      --                       100
 Issuance of common stock from
     initial public offering, net
     of issuance costs ........................                      --                    26,386
 Net loss .....................................                 (44,281)                  (44,281)                  (44,281)
                                                              ---------                 ---------                 ---------
 BALANCE AT DECEMBER 31, 1996 .................                (128,880)                  (23,228)                  (44,281)
                                                              ---------                 ---------
 Issuance of common stock in
     connection with the Synergy
     acquisition ..............................                      --                     1,682
 Issuance of common stock in
     connection with Healthcare
     Revenue Management, Inc. .................
     acquisition ..............................                      --                     2,331
Amortization of deferred compensation .........                      --                       703
Capital contributed to pooled entities ........                      --                       251
Distributions by pooled entities ..............                     (40)                      (40)
Spin-off of subsidiary ........................                  (3,684)                   (3,684)
Dividend accretion ............................                    (348)                     (348)
Issuance of common stock purchase
    warrants in connection with
    the acquisition of Medicus
    Systems Corporation .......................                      --                       700
Conversion of notes payable to
    contributed capital .......................                      --                     9,578
Conversion of notes payable to
    common stock ..............................                      --                    15,650
Issuance of common stock through
    Employee Stock Purchase Plan ..............                      --                       135
Exercise of warrants to purchase
    common stock ..............................                      --                        --
Exercise of common stock options ..............                      --                       477
Issuance of common stock from public
    offering, net of issuance costs ...........                      --                    57,328

                                                 SERIES A             SERIES B
                                               CONVERTIBLE          CONVERTIBLE
                                              PREFERRED STOCK      PREFERRED STOCK            COMMON STOCK
                                             ------------------   ------------------      ----------------------      ADDITIONAL
                                             SHARES     AMOUNT    SHARES     AMOUNT        SHARES        AMOUNT     PAID IN CAPITAL
                                             ------    --------   ------    --------      --------      --------    ---------------
                                                                                         (RESTATED)    (RESTATED)      (RESTATED)
                                                                                       (SEE NOTE 12)  (SEE NOTE 12)   (SEE NOTE 12)
Net loss ..................................    --            --     --            --            --            --              --
                                              ----     --------    ----     --------      --------      --------        --------
BALANCE, DECEMBER 31, 1997 ................    --            --     --            --        19,550           113         194,374
                                              ----     --------    ----     --------      --------      --------        --------
 Issuance of common stock and to record the
     effect of an immaterial acquisition
     accounted for on a pooling of
     interests basis ......................    --            --     --            --           507             5             212
 Issuance of common stock in
     connection with the InterLink
     acquisition ..........................    --            --     --            --            65             1           1,467
 Issuance of common stock in
     connection with the Cabot Marsh
     acquisition ..........................    --            --     --            --           384             4           8,417
 Issuance of common stock in
     connection with the Velox
     acquisition ..........................    --            --     --            --            41            --           1,372
 Issuance of common stock in
     connection with the Medicus
     acquisition ..........................    --            --     --            --           892            15          24,518
Issuance of common stock through
    Employee Stock Purchase Plan ..........    --            --     --            --            38            --             467
Issuance of restricted shares of
    common stock ..........................    --            --     --            --            --            --           3,940
Issuance of common stock ..................    --            --     --            --           769             8           8,465
Exercise of warrants to purchase
    common stock ..........................    --            --     --            --           907             9          17,404
Exercise of common stock options ..........    --            --     --            --           366             4           4,115
Comprehensive Loss ........................    --            --     --            --            --            --              --
Dividend accretion ........................    --            --     --            --            --            --              --
Net loss ..................................    --            --     --            --            --            --              --
                                              ----     --------    ----     --------      --------      --------        --------
BALANCE, DECEMBER 31, 1998 ................    --      $     --     --      $     --        23,519      $    159        $264,751
                                              ====     ========    ====     ========      ========      ========        ========

                                                             UNREALIZED
                                                              LOSS ON
                                                              AVAILABLE-                                             TOTAL
                                            DEFERRED           FOR-SALE        ACCUMULATED      STOCKHOLDERS'     COMPREHENSIVE
                                          COMPENSATION        SECURITIES        DEFICIT        EQUITY (DEFICIT)       LOSS
                                          -------------      -------------    -------------    ---------------    -------------
                                           (RESTATED)         (RESTATED)       (RESTATED)        (RESTATED)         (RESTATED)
                                          (SEE NOTE 12)      (SEE NOTE 12)    (SEE NOTE 12)     (SEE NOTE 12)     (SEE NOTE 12)
Net loss ...........................               --                --           (37,037)          (37,037)          (37,037)
                                            ---------         ---------         ---------         ---------         ---------
BALANCE, DECEMBER 31, 1997 .........               --                --          (169,989)           24,498           (37,037)
                                            ---------         ---------         ---------         ---------         ---------

 Issuance of common stock and to
     record the effect of an
     immaterial acquisition
     accounted for on a pooling of
     interests basis ...............               --                --            (1,127)             (910)
 Issuance of common stock in
     connection with the InterLink
     acquisition ...................               --                --                --             1,468
 Issuance of common stock in
     connection with the Cabot Marsh
     acquisition ...................               --                --                --             8,421
 Issuance of common stock in
     connection with the Velox
     acquisition ...................               --                --                --             1,372
 Issuance of common stock in
     connection with the Medicus
     acquisition ...................               --                --                --            24,533
Issuance of common stock through
    Employee Stock Purchase Plan ...               --                --                --               467
Issuance of restricted shares
    of common stock ................           (3,940)               --                --                --
Issuance of common stock ...........               --                --                --             8,473
Exercise of warrants to purchase
    common stock ...................               --                --                --            17,413
Exercise of common stock options ...               --                --                --             4,119
Comprehensive Loss .................               --              (157)               --              (157)             (157)
Dividend accretion .................               --                --            (1,920)           (1,920)
Net loss ...........................               --                --           (18,761)          (18,761)          (18,761)
                                            ---------         ---------         ---------         ---------         ---------
BALANCE, DECEMBER 31, 1998 .........        $  (3,940)        $    (157)        $(191,797)        $  69,016         $ (18,918)
                                            =========         =========         =========         =========         =========


        The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

                             CONSOLIDATED STATEMENTS
                          OF CASH FLOWS (IN THOUSANDS)



                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------
                                                                       1996                1997               1998
                                                                   -------------      -------------       -------------
                                                                     (RESTATED)        (RESTATED)          (RESTATED)
                                                                   (SEE NOTE 12)      (SEE NOTE 12)       (SEE NOTE 12)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ...............................................         $ (44,281)         $ (37,037)         $ (18,761)
    Adjustments to reconcile net loss to net
        Cash used for operating activities --
        Depreciation and amortization ......................             6,036              9,141             10,292
        Amortization of deferred compensation ..............               108                703                 --
        Cash flows from discontinued operations ............            13,671                847             (1,760)
        Write-off of in-process research and development ...                --             21,854             14,494
        Minority interest in net loss ......................                --                (37)               379
    Changes in assets and liabilities, net of acquisitions--
      Accounts receivable and unbilled receivables .........            (3,222)            (5,769)           (15,209)
      Prepaid expenses and other ...........................               825             (1,869)                44
      Accounts payable and accrued liabilities .............             6,862              4,392            (13,694)
      Deferred revenue .....................................             4,870                322             (1,807)
                                                                     ---------          ---------          ---------
          Cash used for operating activities ...............           (15,131)            (7,453)           (26,022)
                                                                     ---------          ---------          ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash paid for the acquisition of Cabot Marsh,
      net of cash acquired .................................                --                 --             (2,748)
    Cash paid for the acquisition of Velox,
      net of cash acquired .................................                --                 --             (3,121)
    Cash paid for the acquisitions of other companies,
      net of cash acquired .................................                --               (286)            (6,832)
    Cash paid for the acquisition of Synergy HMC,
      net of cash acquired .................................                --             (2,776)                --
    Cash paid for the acquisition of Medicus
      Systems Corporation, net of cash acquired ............                --            (21,454)                --
    Purchased technology ...................................                --               (460)                --
    Purchase of available-for-sale securities, net..........                --             (1,032)           (63,577)
    Additions to equipment .................................            (4,136)            (3,939)            (7,630)
    Purchase of non-marketable investments .................                --             (1,200)                --
    Issuance of notes receivable and other .................                --                 --               (539)
    Capitalization of computer software
        development costs ..................................              (793)              (973)            (3,098)
                                                                     ---------          ---------          ---------
           Cash used for investing activities ..............            (4,929)           (32,120)           (87,545)
                                                                     ---------          ---------          ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments of principal on capital lease obligations .....              (177)              (140)            (2,331)
    Borrowings (repayments) under notes and loans payable ..           (16,918)               741              2,285
    Issuance of convertible notes payable to related parties             3,869                 --                 --
    Proceeds from the issuance of convertible
        subordinated notes payable, net of offering costs ..                --                 --            110,827
    Distributions by pooled entities .......................                --                (40)            (1,370)
    Contributed capital to pooled entities .................             1,246                 --                 --
    Issuance of common stock, net of issuance costs ........            47,558             57,691              6,530
    Issuance of common stock through Employee
        Stock Purchase Plan ................................                --                135                467
    Proceeds from exercise of common stock options and
        warrants to purchase common stock ..................               100                477             14,864
                                                                     ---------          ---------          ---------
           Cash provided by financing activities ...........            35,678             58,864            131,272
                                                                     ---------          ---------          ---------
    Net increase in cash and cash equivalents ..............            15,618             19,291             17,705

CASH AND CASH EQUIVALENTS, beginning of period .............            13,475             29,093             48,384
                                                                     ---------          ---------          ---------

CASH AND CASH EQUIVALENTS, end of period ...................         $  29,093          $  48,384          $  66,089
                                                                     =========          =========          =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
    Cash paid for interest .................................         $   2,803          $   1,729          $   7,993

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------
                                                                       1996                1997               1998
                                                                   -------------      -------------       -------------
                                                                     (RESTATED)        (RESTATED)          (RESTATED)
                                                                   (SEE NOTE 12)      (SEE NOTE 12)       (SEE NOTE 12)
SUPPLEMENTAL DISCLOSURE OF NONCASH
    INVESTING AND FINANCING TRANSACTIONS:
    Purchase of equipment subject to capital lease .........               128                 --                 --
    Repurchase of Series B preferred stock in
        exchange for extinguishment of shareholder
        receivable .........................................                53                 --                 --
    Conversion of notes payable to related
        parties to convertible preferred stock .............             3,869                 --                 --
    Conversion of notes payable and accrued interest to
        related parties to contributed capital .............                --              9,578                 --
    Conversion of convertible preferred stock to
        common stock .......................................                25                 --                 --
    Issuance of common stock in connection with
        the Cabot Marsh acquisition ........................                --                 --              8,400
    Issuance of common stock in connection with the
        Velox acquisition ..................................                --                 --              1,500
    Issuance of common stock in connection with the
        InterLink acquisition ..............................                --                 --              1,500
    Conversion of subordinated notes payable to
        common stock .......................................                --                 --              8,000
    Issuance of common stock in connection with
        the Synergy acquisition ............................                --              2,000                 --
    Issuance of common stock in connection with
        acquisition of Healthcare Revenue Management, Inc. .                --              2,300                 --
    Issuance of common stock warrants and common stock
        in connection with acquisition of Medicus
        Systems Corporation ................................                --                700             24,533
    Issuance of restricted common stock ....................         $      --          $      --          $   3,940


        The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


1. THE COMPANY

         QuadraMed Corporation (the Company) was incorporated in California in September 1993. In August 1996, the Company reincorporated in Delaware. The Company operates in three operating segments and offers a suite of decision support, financial management and electronic data interchange (EDI) software products that are designed to enable health care providers to increase operational efficiency and measure the cost of care and to facilitate the negotiation of managed care contracts and capitation agreements. In addition to its software products, the Company provides business office outsourcing and cash flow management services.

         The Company is subject to a number of risks, including, but not limited to, its dependence on the hospital market, uncertainty in the health care industry, risks associated with acquisitions (successful integration and operation of new products, technologies or businesses), and its ability to increase market share for its products from larger competitors. There can be no assurance that the Company will successfully integrate acquired subsidiaries or be able to increase market share for its products from larger competitors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

         Cash and Cash Equivalents

         For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. These investments have consisted of certificates of deposit, money market accounts and commercial maturities of three months or less.

         Short and Long-Term Investments

         The Company considers its short and long term securities to be available-for-sale-securities and accordingly are stated at fair value. The difference between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value, representing unrealized holdings gains or losses, are recorded as a separate component of stockholders' equity until realized. The Company's policy is to record debt securities as available-for-sale because the sale of such securities may be required prior to maturity. Any gains and losses on the sale of debt securities are determined on a specific identification basis. Realized gains and losses are included in interest income (expense) in the accompanying statement of operations. There were no short or long term investments during 1996. At December 31, 1997, the fair value of the investments approximated amortized cost and, as such, gross unrealized holding gains and losses were not material. At December 31, 1998, unrealized holding losses were $157,000. The amortized cost, aggregate fair value and gross unrealized holding gains and losses by major security type were as follows:

         As of December 31, 1997:


                                                AMORTIZED      AGGREGATE
                                                   COST        FAIR VALUE
                                                ---------    --------------
                                                             (IN THOUSANDS)
        Debt securities  issued by
             the United States Government         $  408         $  408
        Corporate debt securities                    624            624
                                                  ------         ------
                                                  $1,032         $1,032
                                                  ======         ======

         As of December 31, 1998:


                                                                                         UNREALIZED
                                                                                         GAIN (LOSS)
                                                                                        ON AVAILABLE-
                                                      AMORTIZED        AGGREGATE          FOR-SALE
                                                        COST           FAIR VALUE        SECURITIES
                                                      ---------        ----------       -------------
                                                                     (IN THOUSANDS)
            Short-term:
            Debt securities  issued by
                 the United States Government         $  8,996          $  9,003          $      7
            Corporate debt securities                   14,040            14,040                --
                                                      --------          --------          --------
                                                      $ 23,036          $ 23,043          $      7
                                                      ========          ========          ========

            Long-term:
            Debt securities  issued by
                 the United States Government         $ 22,157          $ 22,162          $      5
            Corporate debt securities                   19,648            19,479              (169)
                                                      --------          --------          --------
                                                      $ 41,805          $ 41,641          $   (164)
                                                      ========          ========          ========

                  Total Unrealized Loss                                                  $   (157)
                                                                                          ========

         Comprehensive Income

         In 1997, Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income," which was adopted by the Company in the first quarter of 1998. The Company has integrated the presentation of comprehensive income (loss) with the Consolidated Financial Statements of Changes in Stockholders' Equity (Deficit).

         Non-Marketable Investments

         In July 1997, the Company acquired an 11 percent equity interest in VantageMed Corporation ("VantageMed"), a company that develops and sells software to physician groups. The Company paid $1,200,000 for its equity interest in VantageMed which is accounted for on the cost method. In addition, the Company has provided VantageMed a revolving line of credit in the amount of $500,000. The line of credit bears interest at a rate of 8% per annum and all outstanding balances, including accrued interest, are due on December 31, 1998. There were no outstanding borrowings at December 31, 1997. VantageMed borrowed $500,000 against the line of credit during 1998. The $500,000 outstanding balance under the line of credit was converted to an additional equity interest subsequent to December 31, 1998. Subsequent to December 31, 1998, the Company also acquired an additional $3,000,000 equity interest in VantageMed in exchange for cash. In connection with these additional equity investments, the Company owns 19 percent of the capital stock of VantageMed.

         Equipment

         Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which is generally three to seven years. Leasehold improvements are amortized over the term of the lease. Maintenance and repairs are expensed as incurred.

         Software Development Costs

         Software development costs are capitalized upon the establishment of technological feasibility, which the Company defines as establishment of a working model which is typically the beta version of the software. Capitalized software development costs require a continuing assessment of their recoverability. This assessment requires considerable judgment by management with respect to various factors, including, but not limited to, anticipated future gross product revenues, estimated economic lives and changes in software and hardware technology. The Company capitalized software development costs of $793,000, $973,000 and $3,098,000 in 1996, 1997 and 1998, respectively.
Amortization of capitalized software development costs was $390,000, $388,000 and $590,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Amortization is based upon the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, generally five years.

         Revenue Recognition

         The Company licenses a variety of products and provides a variety of services. License revenue includes license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products. Service revenue is composed of business office and health information management outsourcing, cash flow management, compliance and consulting services.

         The license product suite is comprised of three primary elements: financial management, decision support compliance and EDI software. Each of these elements includes a variety of products which can be licensed individually or as a suite of interrelated products. Products are licensed either under term arrangements (which range from one year to three years and typically include monthly or annual payments over the term of the arrangement) or on a perpetual basis. Revenues from term licenses of financial management, decision support, compliance and EDI products are recognized monthly or annually over the term of the license arrangement, beginning at the date of installation. Revenues from perpetual licenses of decision support, financial management, EDI and certain compliance products are recognized upon shipment of the software if there is persuasive evidence of an agreement, collection of the resulting receivable is probable and the fee is fixed and determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Revenues from certain products, including the Company's enterprise solutions are recognized on a percentage of completion basis of accounting.

         Other services are also provided to certain of the Company's licensees of software products. These services consist primarily of consulting and post-contract customer support. Consulting services generally consist of installation of software at customer sites and revenue is recognized upon completion of installation. Unbilled receivables consist of work performed or software delivered which has not been billed under the terms of the contractual arrangement with the customer. Post-contract customer support is recognized ratably over the term of the support period. Deferred revenue primarily consists of revenue deferred under annual maintenance and annual license agreements on which amounts have been received from customers and for which the earnings process has not been completed. Deferred revenue also consists of undelivered product and services yet to be performed as of year end. The Company expects to recognize the revenues within one year.


         The Company provides business office and health information management outsourcing, cash flow management compliance and consulting services to hospitals under contract service arrangements. Outsourcing revenues typically consist of fixed monthly fees plus, in the case of business office outsourcing, incentive-based payments that are based on a percentage of dollars recovered for the provider for which the service is being performed. The monthly fees are recognized as revenue on a monthly basis at the end of each month. Incentive fees are recognized as the conditions upon which such fees are based are realized based on collection of accounts from payors. Cash flow management services typically consist of fixed fee services and additional incentive payments based on a certain percentage of revenue returns realized or estimated to be realized by the customer as a result of the services provided by the Company. The fixed fee portion is recognized as revenue upon the completion of the project with the customer. Compliance and consulting revenues are recognized as the services are provided.

         Cost of license revenues consists primarily of salaries, benefits, hardware costs and allocated costs related to the installation process and customer support and royalties to third parties.

         Cost of service revenues consists primarily of salaries, benefits and allocated costs related to providing such services.

         Major Customers

         In the years ended December 31, 1996, 1997 and 1998, no single customers accounted for more than 10% of total revenue.

         Concentration of Credit Risk

         Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company does not require collateral on trade accounts receivable as the Company's customer base consists primarily of hospitals and, to a lesser extent, hospital associations, physician groups, medical payors and self-administered employers. The Company provides reserves for credit losses.

      Fair Value of Financial Instruments

         The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values. The fair value of the Company's Convertible Subordinated Debentures at December 31, 1998 was $97.8 million.

         Intangibles

         Intangibles include goodwill, which represents the amount of purchase price in excess of the fair value of the tangible net assets, and acquired software purchased in acquisitions completed by the Company and are amortized on a straight-line basis over a period of five to ten years. Goodwill is evaluated quarterly for impairment and written down to net realizable value if necessary. Intangible assets also include acquired customer lists, tradenames and assembled work forces which are amortized on a straight-line basis over a period of five to ten years. During the quarter ended March 31, 1999, the Company recorded a $10,600,000 charge for the write-down of certain intangible assets. The intangible assets were associated with the Business Office Division, and were related to the acquisitions of Synergy in 1997, InterLink, Velox and American Hospital Directory in 1998. In accordance with SFAS #121, "Impairment of Long-Lived Assets", projected cash flows from these product lines was not sufficient to cover future amortization of the intangible assets and therefore were written-down during the quarter ended March 31, 1999.

         Intangible assets include the following (in thousands):


                                                                 December 31,
                                                          --------------------------
                                                            1997              1998
                                                          --------          --------
            Customer lists                                $ 16,621          $ 20,951
            Goodwill                                           241            35,285
            Work force and trade names                       1,475             2,341
                                                          --------          --------
                                                            18,337            58,577
                   Less: Accumulated amortization           (2,501)           (7,905)
                                                          --------          --------
                                                          $ 15,836          $ 50,672
                                                          ========          ========


         Net Loss Per Share

         Basic net income (loss) available to common stockholders per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) available to common stockholders per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options and warrants (using the treasury stock method) and convertible subordinated debentures (using the if converted method). Common equivalent shares are excluded from the dilutive computation only if their effect is anti-dilutive. As the Company recorded a net loss in each of three years in the period ended December 31, 1998, no common equivalent shares are included in diluted weighted average common shares outstanding.

         Acquisition Costs

         During 1998, the Company incurred $10,254,000 of acquisition costs associated with the acquisitions of Pyramid, Codemaster and Integrated Medical Networks, which were all accounted for on a pooling of interests basis. Acquisition costs related to financial advisors hired by the Company and the acquired companies, legal and accounting fees. During the fourth quarter ended December 31, 1997, the Company completed two acquisitions which were accounted for on a pooling of interests basis. In connection with these acquisitions, the Company incurred and expensed $3,111,000 in acquisition and related costs. In March 1999, the Company incurred $6.3 million of acquisition costs associated with the acquisition of Compucare, which was accounted for on a pooling of interests basis. Such costs were primarily for financial advisor fees of approximately $5.4 million incurred by the Company and Compucare and to a lesser extent, legal and accounting fees of approximately $900,000.

         Non-Recurring Charges

         During 1997, the Company incurred certain non-recurring charges. In February 1997, the Company entered into an arrangement to provide EDI processing and management services to EDI USA, Inc. In connection with this claims processing arrangement, and the termination thereof in December 1997, the Company recorded a charge of $2,492,000. As a result of completed acquisitions accounted for on a pooling of interest basis during 1997 and prior to 1997, the Company recorded certain charges to write-off assets which were determined to have no future realizable value. In connection with the Company's acquisition of 43.3% of Medicus in November 1997, the Company recorded a reserve in purchase accounting to continue the plan of Medicus' management team to close its office in Alameda, California. At December 31, 1997, the reserve for future rents for its Alameda, California facility was $1,334,000.

         Non-Recurring Charges

         During 1998, the Company recorded $4,202,000 of non-recurring charges. These charges primarily consisted of $3,020,000 of costs associated with closing of a duplicative operating facility within the Company's business office outsourcing operations. Such costs included future rents due for its Howell, New Jersey office and lease obligations the Company is contractually obligated to fulfill relating to furniture and equipment which was determined not to have any future net realizable value. In addition, all of the employees, which approximated 50, were involuntarily terminated during the third quarter ended September 30, 1998 as part of the closing of this duplicative facility. In addition, the Company also closed another smaller office for which the Company accrued for future rent obligations during 1998. At December 31, 1998, there was $1,579,000 accrued for future rents and lease obligations related to such facilities.


         During the first quarter of 1999, the Company recorded approximately $18,800,000 of non-recurring charges. Those charges consisted of costs associated with the closing of several duplicative operating facilities primarily within the Company's Business Office Division and certain integration costs related to prior acquisitions. The charge included approximately $10,000,000 related to severance payments to employees ranging from several weeks to two years in the case of certain management of Compucare. Such severance payments are expected to be paid to involuntarily terminated employees through August of 1999. In addition, the charge included $8,800,000 for future rents and lease obligations the Company is obligated to fulfill as well as other incremental costs to wind-down the operations of the offices. Future rents and lease obligations are expected to be paid through July 2003. The following table sets forth the Company's restructuring reserves and the activity against the reserves (In thousands):

                                                          ADDITIONS                              ADDITIONS
                                           BALANCE AT    CHARGED TO               BALANCE AT    CHARGED TO               BALANCE AT
                                          DECEMBER 31,     COSTS                 DECEMBER 31,     COSTS                   MARCH 31,
     DESCRIPTION                             1997       AND EXPENSES   PAYMENTS      1998      AND EXPENSES   PAYMENTS      1999
     -----------                             ----       ------------   --------      ----      ------------   --------      ----
     Personnel costs ...................   $    --         $   820     $  (820)    $    --        $10,000     $(1,200)    $ 8,800
     Rents and lease obligations .......     1,334           1,260      (1,015)      1,579          3,282        (340)      4,521
     Other incremental operating costs..       940            (940)         --          --          5,470        (465)      5,005
                                           -------         -------     -------     -------        -------     -------     -------
       Total Restructuring Accrual .....   $ 1,334         $ 3,020     $(2,775)    $ 1,579        $18,752     $(2,005)    $18,326
                                           =======         =======     =======     =======        =======     =======     =======

         Use of Estimates in Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the realizability of acquired intangible assets. Due to the Company's large number of acquisitions generating these intangible assets, the Company periodically evaluates the integration efforts related to these acquisitions and the realizability of the related acquired intangible assets.

         Reclassifications

         Certain reclassifications have been made to the 1997 consolidated financial statements to conform to the 1998 presentation.

         Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. This Statement will not have a material impact on the financial condition or results of the operations of the Company.

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accounts (AICPA) issued Statement of Position (SOP) 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, 'Software Revenue Recognition,'" which defers for one year the application of provisions in SOP 97-2 which limit what is considered vendor-specific objective evidence of the fair value of the various elements in a multiple element arrangement. All other provisions of SOP 97-2 remain in effect. This SOP was effective as of March 31, 1998. In 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' With Respect to Certain Transactions," which amends paragraphs 11 and 12 of SOP 97-2, Software Revenue Recognition, to require recognition of revenue using the "residual value method" under certain conditions. Effective December 15, 1998, SOP 98-9 amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, 'Software Revenue Recognition,'" to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of this SOP are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company does not anticipate that these statements will have a material adverse impact on its statement of operations.

         In-Process Research and Development

         In connection with the acquisition of 56.7% of the outstanding stock in Medicus in November, 1997, the Company allocated $21.9 million related to in-process research and development ("IPR&D")(see Note 12). This amount was expensed as a non-recurring charge because the IPR&D projects identified had not yet reached technological feasibility and had no alternative future use. The amounts allocated to IPR&D for the year ended December 31, 1997, were evaluated based on current industry practices.

         In connection with the acquisitions of Velox, Cabot Marsh, the remaining 43.3% interest in Medicus, and several other purchase business combinations, the Company allocated $14.5 million to IPR&D for the year ended December 31, 1998 (see Note 12). This amount was expensed as a non-recurring charge because the IPR&D projects identified had not yet reached technological feasibility and had no alternative future use. The following table depicts the allocations to IPR&D for the year ended December 31, 1998 (in thousands):


                     Velox                         $ 1,500
                     Cabot Marsh                     4,200
                     Medicus (43.3%)                 4,763
                     Other acquisitions              4,031
                                                   -------
                     Total                         $14,494
                                                   =======

         The allocations to IPR&D during the year ended December 31, 1998, were evaluated based on the SEC's current views regarding valuation methodologies. The value allocated to IPR&D was determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the stage of development of each in-process project, the cost to develop that project, the expected income stream, the life cycle of the product ultimately developed, and the associated risks. In each case, the selection of the applicable discount rate was based on consideration of the Company's weighted average costs of capital, as well as other factors including the useful life of each technology, profitability levels of each technology, the uncertainty of technology advances that were known at the time, and the stage of completion of each technology.

         If the projects are not successfully developed, the sales and profitability of the Company may be adversely affected in future periods. Additionally, the value of other intangible assets may be impaired. During the first quarter of 1999, the Company determined that approximately $10.6 million of intangibles had been impaired and such intangibles were written off. Following is a discussion of the significant allocations to IPR&D during the year ended December 31, 1998.

         VELOX. At the acquisition date, Velox was conducting development, engineering, and testing activities associated with SMARTLINK, a product which focuses on accounts receivable analysis and reporting in hospitals, large physician practices, and other entities. Upon completion, this product was planned to have significant scalability, a multilayer architecture, and the ability to address Windows NT 5.0 and the next generation of Microsoft SQL Server. At the acquisition date, Velox was approximately 35% complete with the development of this product. The Company anticipated that SMARTLINK would be completed in the last half of 1998, after which the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to SMARTLINK were estimated to be $1.3 million in 1998 and $5.0 million in 1999. IPR&D revenue, as a percentage of total projected company revenue, was expected to peak in 1999 and decline thereafter as new product technologies were expected to be introduced by the company. Operating expenses (expressed as a percentage of revenue) average 79% over the projection period. The costs to complete the IPR&D were expected to be $293,000 in 1998 and $239,000 in 1999. A risk-adjusted discount rate of 20% was utilized to discount projected cash flows.

         CABOT MARSH. At the acquisition date, Cabot Marsh was conducting development, engineering, and testing activities associated primarily with the next generation of RAMS, a compliance product related to inpatient and outpatient coding. At the acquisition date, Cabot Marsh was approximately 80% complete with the development of the IPR&D. The Company anticipated that the project would be completed in the second half of 1998, after which the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to the next generation of RAMS were estimated to be $807,000 in 1998 and $11.3 million in 1999. IPR&D revenue, as a percentage of total projected company revenue, was expected to peak in 1999 and decline thereafter as new product technologies were expected to be introduced by the company. Operating expenses (expressed as a percentage of revenue) average 57% over the projection period. The costs to complete the IPR&D efforts were expected to be $140,000 in 1998 and $427,000 in 1999. A risk-adjusted discount rate of 19% was utilized to discount projected cash flows.

         MEDICUS. At the acquisition date, Medicus was conducting development, engineering, and testing activities associated with the next generations of the company's Clinical Data Systems ("CDS") and Patient Focused Systems ("PFS") project lines. At the acquisition date, Medicus was approximately 30% and 60% complete with CDS and PFS, respectively. The Company anticipated that CDS would be completed at the end of 1998, with PFS scheduled for completion in mid-1999. After these release dates, the Company expected to begin generating economic benefits from the value of the completed IPR&D.

         Revenues attributable to CDS were estimated to be $6.0 million in 1999 and $18.0 million in 2000. IPR&D revenue, as a percentage of total projected product revenue, was expected to peak in 2000 and decline thereafter as new product technologies were expected to be introduced by the company. Revenues attributable to PFS were estimated to be $7.2 million in 2000 and $9.8 million in 2001. IPR&D revenue, as a percentage of total projected product revenue, was expected to peak in 2000 and decline thereafter as new technologies were expected to be introduced by the company. For both projects, operating expenses (expressed as a percentage of revenue) average 61% over the projection period. The costs to complete the CDS IPR&D efforts were expected to be $14,000 in 1998 and $1.2 million in 1999. The costs to complete the PFS IPR&D efforts were expected to be $6,000 in 1998 and $309,000 in 1999. For each of the projects, a risk-adjusted discount rate of 18% was utilized to discount projected cash flows.

         Notes and other receivables

         In December 1997, the Company entered into an agreement with Arcadian Management Services, Inc. ("Arcadian") to develop a centralized business office and to provide full business office outsourcing services for its managed hospitals. In connection with this agreement, the Company purchased certain accounts receivable from Chama Inc. ("Chama"), a customer of Arcadian, for the purpose of increasing cash flow while the central business office was being implemented. At December 31, 1998 approximately $2.2 million of these receivables remained outstanding. The remaining balances are included in notes and other receivables on the accompanying consolidated balance sheet. In October 1998, Chama filed for reorganization under Chapter 11. Prior to the filing, the Company had perfected a security interest in the receivables purchased from Chama and, pursuant to a court order, the receivables owned by the Company are being segregated as they are collected. Management of the Company believes these receivables are collectible.

         Also included in notes and other receivables is accrued interest receivable of approximately $1.3 million related to the Company's marketable investments. Accrued interest on these investments is paid to the Company periodically on specified dates depending on the investment instrument. As discussed in Note 2, "Non-Marketable Investments", the Company has provided a $500,000 line of credit to VantageMed. Outstanding balances due the Company under the line of credit were $500,000 at December 31, 1998. The $500,000 outstanding balance under the line of credit was converted to additional equity interest subsequent to December 31, 1998.

3. LINE OF CREDIT GUARANTEE

         In September 1998, the Company entered into an arrangement to guarantee a line of credit of another company for up to $12,500,000. Outstanding balances under the line of credit accrue interest at 8.5 percent and are due in October 2001. The Company has also entered into a reseller agreement with the same company. Under the terms of the reseller agreement, the Company has a non-exclusive license to resell the company's software. This reseller agreement remains in effect for an initial term of three years, expiring in September 2001, and thereafter is subject to renewal for additional one year terms.

4. LINE OF CREDIT AND NOTES PAYABLE

         The Company's notes payable consisted of the following (in thousands):


                                                                                                            DECEMBER 31,
                                                                                                     --------------------------
                                                                                                       1997               1998
                                                                                                     --------          --------
            Notes  payable to  Director  and  Stockholder  of Medicus  Systems  Corporation,
            unsecured, bearing interest at 5 percent, due January 5, 1998
            Repaid in full in January 1998 .................................................         $  1,620          $     --
            Notes payable to Stockholder of

            Integrated Medical Networks, Inc., bearing
            interest at 7.875% percent, due January 4, 2000 ................................           12,671            19,184
            Convertible subordinated  notes, bearing interest at 10
            percent, converted to shares of common stock in 1998 ...........................            8,000                --
            Subordinated  notes, bearing interest at 15
            percent, due and repaid in full in June 1998 ...................................              750                --
            Term note payable to former Antrim stockholders, principal and interest
            payable in annual installments beginning October 31, 1996; interest at 7% ......            1,750                --
            Term note payable to former Antrim stockholders, principal and
            interest due and payable on October 31, 1997; interest at 10% ..................              835                --
            Miscellaneous notes payable ....................................................              756                63
                                                                                                     --------          --------
                                                                                                       26,382            19,247
                                                                                                     --------          --------
                      Less:  Current portion ...............................................          (12,226)              (61)
                                                                                                     --------          --------
                                                                                                     $ 14,156          $ 19,186
                                                                                                     ========          ========

         During 1996 and 1997, certain stockholders of Compucare loaned Compucare $8.0 million and $1.8 million, respectively, in exchange for notes bearing interest at 25%. As discussed in Note 7, in October 1997 these notes and associated accrued interest were converted to preferred stock in Compucare valued at $15.1 million.

         During 1997, Rothenberg Health Systems, Inc. (see Note 12) converted certain promissory ($5,000,000) and junior promissory ($3,700,000) notes aggregating $8,700,000, along with accrued interest of $878,000 to contributed capital.

         During 1998, Pyramid Health Group, Inc. (see Note 12) converted certain subordinated notes ($8,000,000) to common stock in connection with the acquisition by the Company. Accrued interest of $4.5 million relating to the subordinated notes was repaid by the Company during 1998.

         In April 1998, the Company completed an offering of $115 million principal amount of Convertible Subordinated Debentures, including the underwriters' over-allotment option. The debentures are due May 1, 2005 and bear interest at 5.25 percent per annum. The Debentures are convertible into common stock at any time prior to the redemption or final maturity, initially at the conversion price of $33.25 per share (resulting in an initial conversion ratio of 30.075 shares per $1,000 principal amount). Net proceeds to the Company from the offering were $110,827,000.

         The Company is party to a $7,000,000 revolving credit and security agreement with its bank. Borrowing under this credit facility may not exceed 85% of eligible billed receivables plus 50% of eligible unbilled receivables. The Company pays interest at a rate of prime + 1.5% (or 9.25% at December 31, 1998, weighted average of 9.86% for 1998) on the outstanding borrowings. The Company had $2,585,000 and $2,500,000 in borrowings at December 31, 1997, and 1998, respectively. The line of credit was repaid and terminated by the Company in March 1999. The Company had $700,000 and $1,000,000 letters of credit under this agreement at December 31, 1997, and 1998, respectively.

5. CAPITAL AND OPERATING LEASE OBLIGATIONS

         The Company leases its headquarters and certain other facilities under operating leases and a portion of its equipment under capital lease arrangements. The minimum future lease payments required under the Company's capital and operating leases at December 31, 1998 are as follows (in thousands):

                                                               CAPITAL         OPERATING
                                                               LEASES           LEASES
                                                               -------         ---------
            1999 .....................................         $   560          $ 7,350
            2000 .....................................             402            6,873
            2001 .....................................             158            5,070
            2002 .....................................             103            2,937
            2003 .....................................              12            1,916
            Thereafter ...............................              --            3,379
                                                               -------          -------
                 Total minimum payments ..............           1,235          $27,525
                                                                                =======
            Interest on capital lease obligations at a
            rate of 8.5 percent ......................            (213)
                                                               -------
            Net minimum principal payments ...........           1,022
            Current maturities .......................            (439)
                                                               -------
                                                               $   583
                                                               =======

         Rental expense was approximately $4,260,000, $4,958,000 and $4,941,000 for fiscal 1996, 1997 and 1998, respectively.

6. BRIDGE FINANCING

         In January 1996, the Company entered into a bridge loan agreement with certain preferred stockholders of the Company (the "Bridge Investors"), pursuant to which such Bridge Investors loaned an aggregate of $3,869,160 to the Company. In addition, the Bridge Investors were issued warrants to purchase an aggregate of 957,376 shares of Common Stock at a purchase price of $3.75 per share. The warrants were partially exercised into 240,960 and 430,705 shares of Common Stock during 1997 and 1998, respectively. The remaining warrants expire on January 31, 2001. In June 1996, the notes issued in connection with the Bridge Loan Agreement were converted into an aggregate of 734,000 shares of Series B Preferred Stock. The 250,653 shares of the Company's Series A Preferred Stock issuable under the exchange agreement discussed in Note 7 were issued at the time of the conversion of notes into Series B Preferred Stock. The proceeds from the Bridge Financing were used to pay down a portion of the amounts payable to the sellers of Healthcare Design Systems, which was acquired by the Company in December 1995.

7. CONVERTIBLE PREFERRED STOCK

         Upon the Company's initial public offering in 1996, all outstanding shares of Convertible Preferred Stock were converted into Common Stock.

         In June 1996, 6,400 shares of Series B Preferred Stock were returned to the Company in exchange for the extinguishment of a shareholder receivable for approximately $53,000.

         In March 1999, the Company acquired Compucare in a pooling of interests. During 1997 and 1998 Compucare issued preferred stock, some of which gave rise to dividend accretions in 1997 and 1998, as reflected in the financial statements. The 1997 preferred issuance consisted of an exchange of preferred shares with a value of approximately $15.1 million for debt and associated accrued interest with a book value of approximately $11.8 million, resulting in a charge of approximately $3.3 million to interest expense in the 1997 consolidated statement of operations. For presentation purposes on a pooled basis, Compucare's preferred stock issuances have been presented as common stock issuances for all periods.

         Exchange Agreements

         As part of its original capitalization, the Company entered into an agreement with its original three investors, whereby the original investors had the right to exchange the investors' Common Stock of THCS Holding, Inc. for 250,653 shares of the Company's Series A Preferred Stock. As of December 31, 1996, all such shares have been issued under this right.

         Warrants

         In connection with a bridge financing in 1994, the Company issued warrants to purchase 16,000 shares of Series A Preferred Stock at $4.79 per share. These warrants were partially exercised into 5,313 shares of Common Stock during 1997. The remaining warrants expire on September 29, 1999. The value of the warrants at the date of issuance was nominal; therefore, no value was assigned to the warrants for accounting purposes.

         In connection with a line of credit arrangement the Company entered into during 1996, which has since expired, the Company issued a warrant to purchase common stock. The warrant was exercised into 7,663 shares of common stock during 1998.

         In connection with the acquisition of the minority interest in Medicus in May 1998, a former officer and director of Medicus exercised a warrant to purchase 67,503 shares of common stock of the Company.

         In addition, Medicus issued a warrant to purchase 100,000 shares of common stock to an unaffiliated entity at $7.80 per share. The warrant is exercisable anytime prior to March 1999. In connection with the acquisition of the remaining 43.3 percent minority interest in Medicus in May 1998, the warrant was exercised into 100,000 shares of common stock of the Company.

         In connection with the Compucare acquisition in March 1999, the Company assumed 124,030 warrants to purchase common stock, expiring at various dates through 2006.

8. COMMON STOCK

         In September 1994, the Company entered into consulting arrangements with two individuals pursuant to which each individual was issued warrants to purchase 17,000 shares of Common Stock at a purchase price of $4.79 per share. These warrants were exercised for shares of Common Stock during 1997.

         In October 1995, the Company entered into a joint development arrangement with another software company pursuant to which the Company issued a warrant to purchase 28,560 shares of Common Stock at a purchase price of $5.25 per share. The warrant was partially exercised for 18,984 shares of Common Stock during 1997. The remaining warrants expire on June 25, 2001.

         In December 1995, the Company issued a warrant to KTU, an affiliate of the Company's Chief Executive Officer, to purchase up to 134,574 shares of Common Stock at an exercise price of $3.75 per share. In June 1996, the Company's Chief Executive Officer transferred the warrant to Trigon Resources Corporation, a corporation owned by him and his children.

         In September 1995 and June 1996, the Company issued warrants to its Chief Executive Officer to purchase up to 355,600 shares of Common Stock at $3.75 per share. In connection with the warrant issued in June 1996, the Company recorded deferred compensation for $381,000, representing the intrinsic value of the warrant at the date of issuance which would be amortized over the vesting period.

The Company recorded compensation expense of $45,000 and $336,000 for the years ended December 31, 1996 and 1997, respectively, as a result of the vesting of the warrants. As of December 31, 1997, these warrants were fully exercisable.

         In connection with the acquisition of Rothenberg Health Systems, Inc. by Resource Health Partners, L.P. ("RHP") in November 1995 (see Note 12), RHP granted Class C limited partnership units in RHP to certain officers and employees of Rothenberg Health Systems, Inc. These units, which were valued at $440,000, vest over a period of seven years. The related agreements also contain provisions for accelerated vesting should there be a sale of all or substantially all of the assets of Rothenberg Health Systems, Inc. With respect to shares granted to employees who were not shareholders of Rothenberg Health Systems, Inc. at the date of the acquisition, the Company recorded deferred compensation expense as a component of stockholders' equity, which was being amortized ratably over the seven year vesting period. In connection with the acquisition of Rothenberg Health Systems, Inc., the Company amortized the remaining deferred compensation during 1997.

         In connection with the acquisition of the net assets of Healthcare Design Systems, the Company issued rights to two former Healthcare Design Systems employees as part of their employment agreement with the Company whereby these employees were granted the right to purchase 73,333 shares of common stock at $3.75 per share. Rights to purchase 55,786 shares were exercised in 1996. The right to purchase the remaining 17,547 shares has expired.

         In October 1996, the Company completed its initial public offering of 2,500,000 shares of its common stock, which raised $26,386,000, net of offering costs and the underwriters discount of $3,614,000.

         In October 1997, the Company completed a follow-on offering of 3,300,000 shares of common stock, of which 2,972,198 shares were offered by the Company and 327,802 shares were offered by selling stockholders. In addition, the underwriters exercised an over-allotment option to purchase an additional 495,000 shares. Total proceeds to the Company were $57,328,000 net of offering costs and the underwriters' discount of $4,083,000.

         In 1998, the Board of Directors and Stockholders of the Company approved to increase the authorized shares of common stock from 20,000,000 to 50,000,000. In June 1996, the Company effected a l-for-25 reverse stock split. The accompanying financial statements have been restated to reflect this increase in authorized shares and the reverse stock split.

         In November 1998, the Company issued 237,000 shares of restricted common stock with a fair market value of $16.625 to certain officers of the Company. In connection with the common stock issuance, the Company recorded deferred compensation for $3,940,000, representing the intrinsic value of the restricted common stock at the date of issuance which will be amortized over the vesting period of five years.

9. STOCK OPTION AND PURCHASE PLANS

         Stock Option Plans

         1986 Stock Option Plan

         Under the Pyramid Health Group, Inc. ("Pyramid") 1986 Employee Stock Plan ("the 1986 Plan"), options could be granted to key employees, directors and consultants. The 1986 Plan provided for the issuance of Nonqualified Stock Options only. The options, option prices, dates of grant and number of shares granted were determined by the Board of Directors, although options could not be granted at prices less than 85 percent of the fair market value of the Company's common stock. Options vested 26 percent at the first year anniversary of the date of grant and 2% each month thereafter. Options under the 1986 Plan expire five years from the date of grant. The 1986 Plan was terminated on March 31, 1997.

         1997 Stock Option Plans

         In 1997, Pyramid adopted the 1997 Stock Option Plan ("the 1997 Plan") whereby options may be granted to employees, directors and consultants. The 1997 Plan is administered by the Board of Directors or a committee thereof. The 1997 Plan provides for the issuance of incentive stock options to employees and nonqualified stock options to employees and consultants. A total of 325,228 shares have been reserved for issuance under the 1997 Plan. The 1997 Plan expires on March 31, 2007, unless terminated earlier by the Board of Directors. The exercise price of all incentive stock options granted to employees who would be 10 percent shareholders in the Company must not be less than 110 percent of the fair market value of the shares on the grant date. If granted to any other employee, the exercise price of the incentive stock options must not be less than the fair market value of the shares on the grant date.

The exercise price for nonqualified stock options to a person who is a 10 percent shareholder of the Company must not be less than 110 percent of the fair market value of the stock on the date of grant. The exercise price for nonqualified stock options to any other person must not be less than 85 percent of the fair market value of the shares on the date of grant. The options are generally granted for a ten-year term. Options vest 20 percent at the first anniversary of the date of grant and 1.67 percent each month thereafter. No shares were exercisable under the 1997 Plan at December 31, 1997. There were 308,362 shares available for grant under the 1997 Plan at December 31, 1997. The 1997 Plan has been merged into the Company's Option Plan during 1998.

         Under the Company's 1994 Stock Option Plan and its successor plan, the 1996 Stock Incentive Plan, which became effective in October 1996 (collectively, the "Option Plan"), the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants. The exercise price per share for an incentive stock option cannot be less than the fair market value on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value on the date of grant. Option grants under the Option Plan generally expire ten years from the date of grant and generally vest over a four-year period. Options granted under the Option Plan are exercisable subject to the vesting schedule. As of December 31, 1998, a total of 3,085,463 shares of Common Stock have been authorized by the Company's stockholders for grant under the Option plan.

         The Company applies APB Opinion No. 25 and related interpretations in accounting for its option plans. Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates for the awards calculated in accordance with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                                 1996                1997              1998
                                                                              -----------        -----------        -----------

            Net loss available to common stockholders.....  As reported       $   (44,281)       $   (37,385)       $   (20,681)
                                                            Pro forma         $   (44,861)       $   (38,607)       $   (32,059)
            Basic and diluted net loss
              per share ..................................  As reported       $     (3.68)       $     (2.23)       $     (0.91)
                                                            Pro forma         $     (3.73)       $     (2.30)       $     (1.42)


         The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions as of December 31, 1997 and 1998:

                                                             1997                  1998
                                                         -----------            ----------
            Expected dividend yield .......                      0.0%                  0.0%
            Expected stock price volatility                     73.0%                 77.5%
            Risk-free interest rate .......               5.50%-5.54%                 4.74%
            Expected life of options ......                4.5 years            6.82 years

         The weighted average fair value of options granted during 1996, 1997, and 1998 was $8.41, $11.71 and $20.54 per share, respectively. Option activity under the option plans is as follows:


                                                     OPTIONS OUTSTANDING
                                                 -------------------------------
                                                                        WEIGHTED
                                                                        AVERAGE
                                                 NUMBER OF              EXERCISE
                                                  SHARES                 PRICE
                                                 ---------              --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
         Balance, December 31, 1995                  654                $ 2.88
             Authorized ...........                   --                    --
             Granted ..............                  415                  8.41
             Exercised ............                  (63)                 2.13
             Canceled .............                 (103)                 3.80
                                                  ------                ------
         Balance, December 31, 1996                  903                  9.88
                                                  ------                ------
             Authorized ...........                   --                    --
             Granted ..............                1,952                 11.71
             Exercised ............                 (115)                 3.87
             Canceled .............                 (365)                11.22
                                                  ------                ------
         Balance, December 31, 1997                2,375                 10.08
                                                  ------                ------
             Authorized ...........                   --                    --
             Granted ..............                1,610                 20.54
             Exercised ............                 (366)                11.78
             Canceled .............                 (164)                14.25
                                                  ------                ------
         Balance, December 31, 1998                3,455                $15.46
                                                  ======                ======

         The following table summarizes information about stock options outstanding at December 31, 1998:


                                   OPTIONS OUTSTANDING                                                OPTIONS EXERCISABLE
                             -------------------------------------        ---------            --------------------------------
                               NUMBER                  WEIGHTED            WEIGHTED               NUMBER               WEIGHTED
                             OUTSTANDING               AVERAGE             AVERAGE             EXERCISABLE             AVERAGE
    RANGE OF                   AS OF                  REMAINING            EXERCISE               AS OF                EXERCISE
 EXERCISE PRICES              12/31/98            CONTRACTUAL LIFE          PRICE                12/31/98               PRICE
--------------------         -----------          ----------------        ---------            ----------             ---------
   $0.11 - $5.71                623,230                  7.65             $    4.31               569,962             $    4.43
   $7.50 - $9.13                645,443                  7.79             $    8.64               315,455             $    8.52
  $9.63 - $11.50                495,026                  7.18             $   10.90               230,715             $   11.08
  $11.56 - $16.63               251,267                  4.88             $   16.04               105,155             $   14.22
  $16.84 - $21.34               246,406                  6.80             $   18.65               213,692             $   18.63
  $22.38 - $22.38               416,650                  7.37             $   22.38                     0             $    0.00
  $22.81 - $25.81               422,789                  9.47             $   23.91                34,375             $   25.18
  $26.26 -.$27.97               195,073                  8.66             $   27.65                25,073             $   26.26
  $33.37 - $33.37                 8,910                  5.81             $   33.37                 8,910             $   33.37
  $39.16 - $39.16               150,000                  9.09             $   39.16                     0             $    0.00
  ---------------             ---------             ---------             ---------             ---------             ---------
  $ 0.11 - $39.16             3,454,794                  7.47             $   15.46             1,503,337             $   10.02
  ===============             =========             =========             =========             =========             =========

         Stock Purchase Plan

         The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 1996. A total of 200,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to designate up to 10% of their compensation for the purchase of stock. The purchase price is 85% of the lower of the fair market value of the Company's Common Stock on the first day or the last day of each six-month purchase period. During the years ended December 31, 1997 and 1998, 13,580 and 37,310 shares of common stock were issued under the plan for an aggregate purchase price of $135,000 and $467,000, respectively.

10. RELATED PARTY TRANSACTIONS

         The Company, through the acquisition of Rothenberg Health Systems, Inc., assumed a long-term agreement expiring in 2010 to provide management services to Physical Therapy Provider Network, Inc. ("PTPN"), an affiliated entity. Under the terms of the agreement, the Company provides PTPN with management services, employees and facilities and incurs other operating costs on behalf of PTPN. All employee, facility and other operating costs are directly reimbursed by PTPN. The Company also receives a 50 percent share of PTPN's net income before taxes, which is shown in other income (expense) in the statement of operations. Direct costs incurred by the Company and reimbursed by PTPN were $879,000, $965,000 and $988,000 in 1996, 1997 and 1998, respectively.

11. EMPLOYEE BENEFIT PLAN

         The Company maintains a 401(k) Savings Plan (the "Plan"). All eligible employees can participate in the Plan. Under the terms of the Plan, employees may elect to contribute 1% to 15% of their pre-tax compensation to the Plan. Employee contributions are 100% vested at all times. The Company may make discretionary contributions to the Plan, which vest annually over a four-year vesting period. There were no contributions made to the Plan in 1996 and $72,000 and $194,000 was contributed by the Company in 1997 and 1998, respectively.

         In connection with the acquisition of Compucare in March 1999, the Company assumed Compucare's 401(k) Savings Plan (the "Compucare Plan") which covers substantially all employees of Compucare. Pursuant to the Compucare Plan, participants may contribute up to 15% of their annual compensation, which is generally matched at a rate of 50% of the first 4% of employee contributions. Participants are immediately vested in their voluntary contributions plus earnings thereon and vest ratably over three years in employer contributions. Included in general and administrative expenses are matching contributions totaling $266,000, $264,000 and $261,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

         In connection with the acquisition of Rothenberg Health Systems, Inc. in December 1997, the Company assumed Rothenberg's 401(k) Savings Plan (the "Rothenberg Plan"). Pursuant to the Rothenberg Plan, employees may elect to defer up to 10 percent of their pre-tax compensation to the Plan. The Company may make matching contributions up to 25 percent of the employees' contribution. For the years ended December 31, 1996 and 1997, the Company made contributions of $36,000 and $72,000, respectively. Employees vest in company contributions based on their years of service. Partial vesting begins after two years of continuous employment. In addition, the Company, at its discretion, contributes amounts to a profit sharing pool. These amounts are allocated to the accounts of eligible employees principally based on the proportion that each eligible employee's compensation bears to the total compensation of all eligible employees. The contribution is determined yearly by the Board of Directors of Rothenberg based on its performance and profitability. The Company accrued contributions to the profit sharing pool of $75,000 and $126,000 for the years ended December 31, 1996 and 1997, respectively. Twenty percent of the amount allocated to an employee for a given year vests immediately if the employee has two years of service with the Company or, if the employee does not have two years of service, after two years of service with the Company. The remaining amount allocated vests at a rate of 20 percent for each additional year so that the Company's contributions are fully vested four years after the date of vesting of the first 20 percent. Notwithstanding the foregoing, the Company's contributions immediately vest when the employee reaches age 65 or upon the death or permanent disability of the employee while employed. The Company plans to transition the Rothenberg Plan into the Company's Plan during 1998.

         As a result of the acquisition of 56.7 percent of Medicus Systems Corporation in November 1997, eligible employees of that Company may participate in Medicus' 401(k) Savings Plan (the "Medicus Plan"). The Medicus Plan has substantially the same terms and conditions as the Company's Plan. The Medicus Plan was transitioned into the Company's Plan during 1998.

12. ACQUISITIONS

         In December 1996, the Company acquired all of the outstanding capital stock of InterMed Healthcare Systems Inc. ("InterMed") for 291,079 shares of Common Stock and options to purchase 25,208 shares of Common Stock. The acquisition was accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated to reflect the acquisition of InterMed on a pooling of interests basis. Upon the closing of the acquisition, the assets and liabilities of InterMed were recorded at net book value and consisted primarily of accounts receivable, fixed assets and capitalized software development costs. Liabilities assumed consisted of vendor payables and two loans payable. The outstanding balances on the loans payable of $1,100,000 were repaid by the Company in December 1996.

         In April 1997, the Company acquired Healthcare Recovery, Inc., a successor in interest to the Synergy Companies doing business as Synergy HMC. The aggregate purchase price was $3,400,000, consisting of $1,400,000 in cash and 181,855 shares of Common Stock (the aggregate fair market value of which was $2,000,000). The Company also repaid $1,700,000 in indebtedness of Synergy HMC. In connection with the acquisition, the Company recorded $4,900,000 of intangibles, which primarily included customer lists that are being amortized ratably over a seven year period.

         In September 1997, the Company completed the acquisition of Healthcare Revenue Management, Inc. ("HRM") for consideration consisting of 112,706 shares of Common Stock (the aggregate fair market value of which was $2,300,000) and $200,000 in cash. The acquisition was accounted for as a purchase. Additionally, an intangible for customer lists was recorded in the amount of $3,100,000 and will be amortized ratably over a ten year period.

         In November 1997, Pyramid acquired all the outstanding capital stock of Microport Applications, Inc. ("Microport") in exchange for shares of common stock. The acquisition was accounted for as a purchase. In connection with this acquisition, Pyramid recorded intangible assets of approximately $300,000.

         In December 1997, the Company acquired all of the outstanding capital stock of Fleming SoftLink Systems, Inc. ("SoftLink") in exchange for 110,857 shares of Common Stock, of which 11,086 shares of Common Stock were placed into escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for as a pooling of interests. Upon closing of acquisition, the assets and liabilities of SoftLink were recorded at net book value and consisted primarily of accounts receivable, accrued liabilities and, to a lesser extent, deferred revenue. The accompanying consolidated financial statements have been restated to reflect the acquisition of SoftLink on a pooling of interests basis.

         In December 1997, the Company acquired all of assets and assumed all of the liabilities of RHP, and acquired and merged with its two wholly owned subsidiaries Resource Holdings, Ltd. ("RHL") and FRA Acquisitions Inc. ("FRA") (collectively doing business as "Rothenberg Health Systems, Inc."). The mergers were completed pursuant to an Acquisition Agreement and Plan of Merger (the "Acquisition Agreement"). The Company issued 1,588,701 shares of its Common Stock, of which 155,014 were placed into escrow for a period of one year under the terms and conditions of the Acquisition Agreement, in exchange for all of the capital stock of RHL and FRA. The acquisition was accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated to reflect the acquisition of RHL and FRA on a pooling of interests basis. Upon closing of the acquisition, the assets and liabilities of Rothenberg Health Systems, Inc. were recorded at net book value and consisted primarily of cash, accounts receivable and accrued liabilities.

         Prior to the merger with the Company, in November 1995, FRA and RHP acquired 100 percent of the outstanding shares of Rothenberg Health Systems, Inc. ("Rothenberg") for consideration that consisted of short-term notes payable of $9,600,000 due, and paid, in January 1996 and partnership interests in RHP. The estimated fair value of the partnership interests was $2,200,000. Following the acquisition of Rothenberg, all shares of Rothenberg owned by RHP were contributed to FRA, resulting in FRA owning 100 percent of the outstanding shares of Rothenberg. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated based upon the estimated fair value of the assets acquired and liabilities assumed. The purchase price allocated to in-process research and development was $8,600,000 and was charged to expense in the year ended December 31, 1995.

         In November 1997, the Company acquired 3,111,105 shares of Common Stock of Medicus Systems Corporation ("Medicus") or 56.7 percent of the then issued and outstanding shares of Medicus Common Stock from certain selling stockholders. Pursuant to individual stock purchase agreements (the "Stock Purchase Agreements"), the Company agreed to pay the selling stockholders $7.50 per share, in cash and a note payable, together with a warrant ("Warrant") entitling the selling stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24 per share subject to adjustments and certain limitations. The consideration paid by the Company to selling stockholders in November 1997 was approximately $21,700,000 in cash and a note payable for approximately $1,600,000 to a selling stockholder which was due and repaid by the Company in January 1998, plus Warrants to purchase an aggregate of 972,220 shares of QuadraMed Common Stock at $24 per share.

         The Company's purchase price for the 56.7 percent interest in Medicus which it acquired was approximately $26.3 million, which was comprised of a cash payment of $21.7 million, the issuance of a note payable for approximately $1.6 million to one selling stockholder, the value of warrants issued to the selling stockholders of $700,000, and transaction costs of $2.3 million. In connection with the acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the Company's proportionate share of the assets acquired and liabilities assumed. Intangible assets acquired aggregated to $30.2 million, of which $1.7 million, $6.7 million and $21.8 million were assigned to acquired software, acquired intangible assets, and acquired research and development in-process, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired research and development in-process or that it had alternative future use at the acquisition date, the acquired research and development in-process was charged to expense by the Company in the year ended December 31, 1997. The Company's proportionate share of net tangible liabilities assumed in the acquisition totaled approximately $12.8 million.

         Minority interest as of December 31, 1997 of $658,000 represents the remaining 43.3 percent interest in the net assets and liabilities of Medicus attributable to the minority stockholders. The Company completed the merger with Medicus in the second quarter of 1998. Accordingly, the minority interest was classified as a current liability in the accompanying December 31, 1997 consolidated balance sheet.

         In May 1998, the Company completed its acquisition of Medicus by purchasing the remaining 43.3% interest in Medicus. The Company allocated the remaining 43.3% purchase price based on the estimated fair value of the assets and liabilities assumed. Approximately $4.8 million of the total intangibles was assigned to acquired in-process research and development. The remaining intangible balance will be amortized over a 7 year average period.

         In January 1998, the Company acquired entities affiliated with InterLink Corporation for an aggregate purchase price of 65,224 shares of the Company's common stock, the aggregate fair market value of which was $1.5 million and approximately $1.7 million in cash and the extinguishment of notes receivable. In connection with this acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets and liabilities assumed. Approximately $1.3 million of the total intangibles was assigned to acquired in-process research and development. The remaining balance will be written-off over a ten year period.

         In February 1998, the Company acquired Cabot Marsh Corporation for an aggregate purchase price of 382,767 shares of the Company's common stock, the market value of which was approximately $8.4 million and approximately $2.8 million in cash. In connection with this acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets and liabilities assumed. Approximately $4.2 million of total intangibles was assigned to acquired in-process research and development. The remaining intangible balance will be amortized over a ten year average period.

         In March 1998, the Company acquired Velox Systems Corporation ("Velox") for an aggregate purchase price of 40,562 shares of the Company's common stock, the market value of which was approximately $1.4 million and approximately $3.1 million in cash. In connection with this acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets and liabilities assumed. Approximately $1.5 million of the total intangibles was assigned to acquired in-process research and development. The remaining intangible balance will be amortized over a 7 year average period.

         In June 1998, the Company acquired all of the outstanding capital stock of Pyramid Health Group, Inc. ("Pyramid") in exchange for 2,740,000 shares of common stock of which 274,000 shares of common stock have been placed in escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of Pyramid on a pooling of interest basis.

         In September 1998, the Company acquired all the outstanding capital stock of Integrated Medical Networks, Inc. ("IMN") in exchange for 1,550,000 shares of common stock. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of IMN on a pooling of interests basis.

         In 1998, the Company acquired all of the outstanding capital stock of another healthcare company, in exchange for 507,000 shares of common stock of the Company. The acquisition was accounted for on a pooling of interests basis, but was not material to restate the consolidated financial statements.

         In March 1999, the Company completed the acquisition of the Compucare Company ("Compucare") by acquiring all the outstanding capital stock of Compucare in exchange for 2,957,000 shares of common stock. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of Compucare on a pooling of interests basis.

         A reconciliation of the current consolidated financial statements with previously reported separate Company information for entities with which the Company has pooled is presented below:



                                                  1996               1997               1998
                                               ---------          ---------          ---------
               Revenues:
               QuadraMed                       $  19,088          $  34,764          $  88,226
               Rothenberg and Softlink            10,043             12,483                 --
               Pyramid and IMN                    45,138             54,699             77,157
               Compucare                          26,807             37,940             43,167
                                               ---------          ---------          ---------
                 Consolidated                  $ 101,076          $ 139,886          $ 208,550
                                               =========          =========          =========

               Net income (loss):

               QuadraMed                       $     153          $ (22,002)         $ (16,501)
               Rothenberg and Softlink            (1,111)            (4,437)                --
               Pyramid and IMN                    (3,366)            (8,304)            (3,078)
               Compucare                         (39,957)            (2,642)            (1,102)
                                               ---------          ---------          ---------
                 Consolidated                  $ (44,281)         $ (37,385)         $ (20,681)
                                               =========          =========          =========

         The unaudited pro forma results of operations of the Company, Synergy HMC, HRM and Medicus for the year ended December 31, 1997 are as follows (in thousands):

                                                             PRO FORMA
                                                             COMBINED
                                                            ---------
               Revenues                                     $ 159,202
               Net loss                                     $ (23,182)
               Basic and diluted net loss per share         $   (1.38)

         The unaudited pro forma results of operations of the Company, Cabot Marsh and Velox for the year ended December 31, 1998 are as follows (in thousands):

                                                            PRO FORMA
                                                            COMBINED
                                                            ---------
               Revenues                                     $ 210,303
               Net loss                                     $ (12,326)
               Basic and diluted net loss per share         $   (0.55)

13. DISCONTINUED OPERATIONS

         In March 1997, Pyramid, a subsidiary acquired in a pooling of interest basis, spun-off a subsidiary to its stockholders by distributing all of the subsidiary's capital stock in the form of a one-for-one stock dividend. To reflect this distribution, the $3,684,000 fair value of the net assets of the discontinued operations was charged against the Company's accumulated deficit and has been reflected as a discontinued operation in the accompanying consolidated financial statements.

         In November of 1996, Compucare, a subsidiary acquired by the Company in March 1999 and accounted for on a pooling of interests basis, consummated the sale of Antrim Corporation (Antrim), a wholly-owned subsidiary of the Company. In December of 1996 the Company announced it was evaluating a plan to "spin-off" or sell the operations of Health Systems Integration, Inc. (HSII), a wholly-owned subsidiary of the Company. The Company completed transactions related to the sale of HSII's intellectual property and the majority of its customer base in December 1997. The Company incurred additional costs in 1998 related to legal costs and other contingencies related to both Antrim and HSII.

         The results of operations for the three year period ended December 31, 1998 presents HSII and Antrim as discontinued operations, and only the healthcare provider focused operations of the Company are reflected as continuing operations. The assets and liabilities relating to the discontinued operations have been segregated on each of the aforementioned balance sheets.

         Condensed and summarized balance sheet and statement of operations data for the discontinued operations of Antrim and HSII is summarized as follows (Note that the December 31, 1997 summarized balance sheet information does not include Antrim information due to the sales transaction of November 26, 1996 as noted above):


                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                     1997                 1998
                                                                  -----------         -----------
               Assets:
                   Current assets:
                   Cash and cash equivalents                      $   115,000         $        --
                   Accounts receivable                              1,565,000                  --
                   Other current assets                               350,000             206,000
                                                                  -----------         -----------
               Total current assets                                 2,030,000             206,000

               Property and equipment, net                            519,000                  --
               Other and intangible assets, net                        25,000                  --
                                                                  -----------         -----------
               Total assets                                         2,574,000             206,000

               Liabilities:
                   Current liabilities                             11,336,000           7,363,000
                   Non-current liabilities                          2,159,000           2,000,000
                                                                  -----------         -----------
               Total liabilities                                   13,495,000           8,463,000
                                                                  ===========         ===========
               Net liabilities of discontinued operations         $10,921,000         $ 9,157,000
                                                                  ===========         ===========

                                                                                         YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------------------
                                                                              1996                 1997                   1998
                                                                         ------------          ------------          ------------
               Revenues                                                  $ 38,743,000          $ 22,726,000          $  3,107,000
               Costs and expenses                                          69,459,000            24,548,000             5,106,000
                                                                         ------------          ------------          ------------
               Loss from discontinued operations before
                    income taxes                                          (30,716,000)           (1,822,000)           (1,999,000)
               Provision for income taxes                                    (481,000)                   --                    --
                                                                         ------------          ------------          ------------
               Loss from discontinued operations                         $(30,235,000)         $ (1,822,000)         $ (1,999,000)
                                                                         ============          ============          ============

14. CONTINGENCIES

         In 1996 and 1997, Pyramid settled certain litigation related to copying charges in various states. Pyramid is currently, and may be in the future, a party to pricing related litigation in other states. Pyramid has estimated its exposure for such litigation, and has accrued such costs at December 31, 1997 and 1998, respectively.

         Compucare is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management presently believes that the outcome of such proceedings or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

         In July 1998, the Sunquest Corporation filed a legal action against Compucare. Sunquest purchased the stock of Antrim from Compucare in November, 1996. The action alleges that Compucare breached certain representations and warranties in the Stock Purchase Agreement and misrepresented and or failed to disclose certain material facts in the course of negotiating the transaction.

The action seeks unspecified damages for fraud and breach of contract. The Stock Purchase Agreement, however, contains a provision which limits Compucare's liability for breaches of representations and warranties in the Stock Purchase Agreement to a maximum of $2.5 million. The Company and its counsel believe that it is unlikely that these claims will have a material adverse effect on the Company's financial position or results of operation.

         From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of December 31, 1998, the Company was not a party to any legal proceedings which, if decided adversely to the Company, would, individually or in the aggregate, have a material adverse effect on the Company's business, financial condition or results of operations.

15. INCOME TAXES

         The Company has accounted for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," since its inception. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which taxes become payable. The Company had incurred net operating losses in each year through December 31, 1998.

         The components of the net deferred tax asset are as follows (in thousands):

                                                                                   YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------------
                                                                           1996              1997              1998
                                                                      -------------      -------------     -------------
                                                                        (RESTATED)        (RESTATED)        (RESTATED)
                                                                      (SEE NOTE 12)      (SEE NOTE 12)     (SEE NOTE 12)
            Deferred tax assets:
                Net operating loss carryforwards ...............         $  3,827          $ 10,865          $  7,254
                Accruals and reserves ..........................            3,730             7,222             6,736
                Writeoff of acquired research and development in
                   process .....................................            2,764             2,452             3,270
                                                                         --------          --------          --------
                                                                           10,321            20,539            17,260
                                                                         --------          --------          --------
            Deferred tax liabilities:
                Depreciation ...................................              301               554               553
                Intangible assets ..............................               --               798               849
                                                                         --------          --------          --------
                                                                              301             1,352             1,402
                                                                         --------          --------          --------
            Net deferred tax asset before allowance ............           10,020            19,187            15,858
            Valuation allowance ................................          (10,020)          (19,187)          (15,858)
                                                                         --------          --------          --------

                Net deferred tax asset .........................         $     --          $     --          $     --
                                                                         ========          ========          ========

         The significant components of the provision for income taxes are as follows (in thousands):

                                                1996             1997            1998
                                              -------          -------          -------
            Current:
                 Federal ............         $    --          $   970          $ 3,563
                 State ..............              --              166              629
                                              -------          -------          -------
                 Total current ......              --            1,136            4,192
            Deferred:
                  Federal ...........             642           (1,475)           2,945
                  State .............             107             (267)             460
                                              -------          -------          -------
                  Total deferred ....             749           (1,742)           3,405
                  Change in valuation
                  allowance, net of
                  the effect of
                  acquisitions ......            (602)           1,742           (3,405)
                                              -------          -------          -------
                                              $   147          $ 1,136          $ 4,192
                                              =======          =======          =======

         Reconciliation of the provision for income taxes computed at the statutory rate to the effective tax rate are as follows:

                                                    1996          1997          1998
                                                    ---           ---           ---
            Federal income tax rate .......         (34)%         (34)%         (34)%
            Change in valuation allowance .          34             6            (7)
            Write off of acquired research
                 and development in process          --            27            53
            Other .........................           1             4            --
            Alternative minimum tax .......          --             1             1
                                                    ---           ---           ---
                                                      1%            4%           13%
                                                    ===           ===           ===

         A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset including the limited operating history of the Company.

         As of December 31, 1998, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $19,500,000 and $12,300,000, respectively. These carryforwards expire in various periods from 2010 to 2012. In addition, the Company had general business credit carryforwards for federal income tax purposes of approximately $185,000, expiring through 2008. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

16. DISTRIBUTOR AGREEMENT

         In 1997, Pyramid entered into a distributor agreement with a software company whereby the other company granted Pyramid a non-exclusive, non-transferable right to reproduce, market and license certain of the other company's software to Pyramid's customers. The initial term of the agreement is two years. Under the terms of the agreement, Pyramid agreed to a minimum purchase of software having a value of $2.5 million. Pyramid had not sold any software to its customers as of December 31, 1997 and does not expect to meet the $2.5 million minimum purchase commitment. The Company recorded a loss contingency of $2.5 million in 1997.

17. SEGMENT REPORTING

         In June 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which was adopted by the Company for the fiscal year ended December 31, 1998. This statement establishes standards for reporting selected segment information quarterly and to report entity-wide disclosures about products and services, geographic areas and major customers.

         The Company reported on three operating segments in 1998: the Business Office Division (BO), Health Information Management (HIM) Division and the Enterprise Division (ENT). The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes not including nonrecurring gains and losses. The Company does not track long-lived assets by segment and therefore related disclosures are not relevant and are not presented.

         The Company's reportable segments are strategic business units that offer different products and services. Each segment, with its own unique position in the healthcare technology marketplace, yields individual technology and service criteria. The Company's business lines in the Business Office Division target a provider's chief financial officer as the primary buyer. The divisions' solutions address the complex administrative and financial management demands placed on healthcare organizations today, providing the technology and expertise to increase cash flow and reduce administrative costs. The division is comprised of the following product and service categories: decision support, patient-focused solutions, electronic business office, managed care, executive information systems and business office outsourcing.

         QuadraMed's Health Information Management (HIM) division's business lines primarily target medical records directors, as well as chief financial officers throughout the provider system. The division is comprised of the following products and services: coding and abstracting, compliance, document imagining and workflow, and HIM outsourcing and consulting.

         The Company's Enterprise division, consists primarily of Compucare and provides enterprise systems to providers and integrated delivery networks.

         Less than 5% of the Company's revenues were generated from Canada. The Company developed its business divisions as a result of various acquisitions during 1998. As such, financial performance was not reported to management in this manner prior to 1998. For the year ended December 31, 1998, the following table reports selected segment information required by SFAS No. 131:


                                                            BO               HIM                ENT               TOTAL
                                                        ---------         ---------          ---------         ---------
            License revenues                            $  52,797         $  21,858          $  43,167         $ 117,822
            Service revenues                               32,198            58,530                 --            90,728
                                                        ---------         ---------          ---------         ---------
            Total revenues                                 84,995            80,388             43,167           208,550

            Interest income                                 5,797                62                 --             5,859
            Interest expense                                4,668             1,577                 --            (6,245)
                                                        ---------         ---------          ---------         ---------
            Interest income (expense), net                  1,129            (1,515)                --              (386)

            Depreciation & amortization expense             3,038             6,443                811            10,292
            Provision for income taxes                      2,166             2,037                100             4,303
            Segment earnings                                  422           (20,001)            (1,102)          (20,681)
            Segment assets                              $ 186,553         $  55,133          $  21,921         $ 263,607

18. UNAUDITED QUARTERLY RESULTS OF OPERATIONS/SUPPLEMENTARY FINANCIAL
INFORMATION

         Subsequent to the Securities and Exchange Commission's letter to the AICPA dated September 9, 1998, regarding its views on in-process research and development ("IPR&D") the Company re-evaluated its IPR&D charges on its 1998 acquisitions. The amounts allocated to IPR&D and intangible assets in the first and second quarters of 1998 were based on accepted appraisal methodologies used at the time of the allocations. Since that time, the SEC provided new guidance with respect to the valuation of intangible assets in purchase business combinations, including, IPR&D. In response to this new guidance, the Company elected to retroactively adjust the amount of intangibles assigned to acquired IPR&D related to these acquisitions. The Company reduced its estimate of the amount allocated to IPR&D for these acquisitions by $18.2 million from the $32.7 million previously reported in the first, second, and third quarters of 1998 to $14.5 million. Amortization of intangibles increased $952,000 for the nine months ended September 30, 1998, related to the amended amounts for the IPR&D.

         Company management believes that the amended IPR&D charge of $14.5 million is valued consistently with the SEC staff's current views regarding valuation methodologies. There can be no assurance, however, that the SEC will not take issue with any of the assumptions used in the Company's allocations and require the Company to further revise the amount allocated to IPR&D. The Company amended its quarterly earnings on Form 10-Q for the first, second, and third quarters of 1998 (see below). The following table depicts the adjustments made to the values ascribed to IPR&D during the year ended December 31, 1998 (in thousands):


            ACQUISITION              AS REPORTED     AS RESTATED
            -----------              -----------     -----------
            Velox                      $ 4,800         $ 1,500
            Cabot Marsh                  6,200           4,200
            Medicus (43.3%)             17,146           4,763
            Other acquisitions           4,585           4,031
                                       -------         -------
            Total                      $32,731         $14,494
                                       =======         =======



                                               AS AMENDED                      AS AMENDED                      AS AMENDED
                              AS REPORTED     AND RESTATED    AS REPORTED     AND RESTATED     AS REPORTED    AND RESTATED
FOR THE QUARTERS ENDED:         MARCH 31,       MARCH 31,       JUNE 30,        JUNE 30,      SEPTEMBER 30,   SEPTEMBER 30,
                              -----------      ----------     -----------      ----------     -------------   -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
    Total Revenues              $ 17,086        $ 42,953        $ 34,384        $ 49,157        $ 43,794        $ 56,483
    Net Loss                      (9,441)        (11,026)        (19,860)        (12,726)         (3,880)         (3,310)
    Basic and Diluted Net
      Loss Per Share            $  (0.77)       $  (0.53)       $  (1.23)       $  (0.59)       $  (0.20)       $  (0.15)

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        QUADRAMED CORPORATION


DATE: August 11, 1999               By: /s/ E. Payson Smith
                                            -------------------------------
                                        Name:   E. Payson Smith
                                        Title:  Executive Vice President,
                                                Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT NO.     EXHIBIT

   23.1         Consent of Arthur Andersen LLP